Exhibit 10.3

$28,500,000 CONSTRUCTION LOAN AGREEMENT

by and between

GGT CRESCENT GATEWAY FL VENTURE, LLC,

as Borrower

and

PNC BANK, NATIONAL ASSOCIATION,

as Lender

Dated: January 31, 2014

#3786759 – Construction Loan Agreement (Crescent Gateway)

TABLE OF CONTENTS

			Page
1.	DEFINITIONS		1
	1.1	Definitions	1
	1.2	Interpretation/Construction	20
	1.3	Accounting Principles; Changes in GAAP	21

2.	AGREEMENT TO BORROW AND LEND		21
	2.1	Agreement to Borrow and Lend	21
	2.2	The Note	21
	2.3	Term	21
	2.4	Extension Option	21

3.	LOAN INTEREST RATES, PAYMENTS AND FEES		22
	3.1	Interest Rate Options	22
	3.2	Loan Requests/LIBOR Interest Periods	23
	3.3	Default Interest and Late Payment Charge	23
	3.4	LIBOR Unascertainable	24
	3.5	Selection of Interest Rate Options	24
	3.6	Payments	24
	3.7	Reserved	25
	3.8	Interest Payment Dates	25
	3.9	Voluntary Prepayments	25
	3.10	Mandatory Prepayments	26
	3.11	Application Among Interest Rate Options	26
	3.12	Increased Costs	26
	3.13	Indemnity	27
	3.14	Taxes	27

4.	AFFIRMATIVE COVENANTS		29
	4.1	Preservation of Existence, Etc.	29
	4.2	Performance of Obligations; Payment of Liabilities	29
	4.3	Compliance with Laws	29
	4.4	Keeping of Records and Books of Account	29
	4.5	Maintenance of Insurance	30
	4.6	Notice	30
	4.7	Payment of Costs	30
	4.8	Construction and Development Documents, and the Project Covenant Documents	31
	4.9	Compliance With Construction and Development Documents, Project Covenant Documents and Other Agreements	31
	4.10	Interest Rate Hedge. Borrower may enter into an Interest Rate Hedge for all or any portion of the Loan on such terms and conditions as are acceptable to Lender. At Borrower’s request, PNC Capital Markets will provide a proposal for such Interest Rate Hedge	31
	4.11	Further Assurances	31

i

	4.12	Estoppel Certificates. Borrower will deliver within ten (10) Business Days after Lender’s written request a certificate duly executed and in form satisfactory to Lender, stating and acknowledging, to the best of Borrower’s knowledge, (i) the then unpaid principal balance, and interest due and unpaid, under the Loan and that there are no defenses, off sets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off sets, counterclaims or recoupments); (ii) that Borrower has kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; (iv) that no event has occurred or is threatened which if continued could permit the holder of any recourse indebtedness of Borrower or to which its property is subject to accelerate the maturity thereof or enforce any lien securing the same; and (v) that no litigation or administrative proceeding has been instituted by or against Borrower which if adversely determined could constitute a Material Adverse Effect (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to Borrower, the Loan or the Collateral as Lender may reasonably require	31
	4.13	Construction and Completion of Improvements	32
	4.14	Preparation of Plans	32
	4.15	Changes in Construction and Development Documents	32
	4.16	Reserved	33
	4.17	Subcontractors	33
	4.18	Materials	33
	4.19	Repairs; Maintenance of Properties	33
	4.20	Visitation; Inspection and Right to Stop Work	33
	4.21	Notice of Lien Claims	34
	4.22	Project Covenant Documents and Purchase Agreement	34
	4.23	Security Deposits	34
	4.24	Use of Proceeds	35
	4.25	Single Purpose Entity	35
	4.26	Management of the Project	35
	4.27	Loan Rebalancing/Deposit of Funds by Borrower	35
	4.28	Project Covenants and Guarantor Financial Covenants	35
	4.29	Keepwell	36
	4.30	Anti-Money Laundering/International Trade Law Compliance	36
	4.31	Post-Closing Items. Borrower shall satisfy the Post-Closing Items (the “Post-Closing Items”) identified on Schedule 4.31 attached hereto within the applicable time period specified on Schedule 4.31	36

5.	NEGATIVE COVENANTS		37
	5.1	Organizational Covenants	37
	As used herein, “Permitted Transfers” means:		37

	5.2	Construction	38
	5.3	Transfer of Land and Improvements or Personalty	38
	5.4	Change in or Breach of Construction and Development Documents, Project Covenant Documents	39
	5.5	Leasing of Premises	39
	5.6	Liens	39
	5.7	Value of Collateral	40
	5.8	Disposition of Rents	40
	5.9	Indebtedness	40
	5.10	Dividends and Related Distributions	40
	5.11	Employee Benefit Plan	40
	5.12	Anti-Money Laundering/International Trade Law Compliance	40

6.	CLOSING AND DISBURSEMENT MATTERS		41
	6.1	Procedures	41
	6.2	Disbursement Amounts	42
	6.3	Cost Information	43
	6.4	Closing Conditions	44
	6.5	Initial and Subsequent Construction Disbursements	45
	6.6	Retainage Disbursements	46
	6.7	Additional Security	47

7.	REPORTING REQUIREMENTS		48
	7.1	Appraisals, and Title Reports	48
	7.2	Financial Reports	48

8.	REPRESENTATIONS AND WARRANTIES		48
	8.1	Due Formation, Capacity	48
	8.2	Power and Authority	49
	8.3	Validity and Binding Effect	49
	8.4	No Conflict	49
	8.5	Material Contracts	49
	8.6	No Potential Default or Event of Default; Compliance with Instruments	49
	8.7	No Litigation or Investigations	49
	8.8	Financial Statements and Other Information	50
	8.9	Title Aspects	50
	8.10	Zoning, Governmental Approvals, Consents and Financing Statements	50
	8.11	Plans	51
	8.12	Utilities; Public Improvements	51
	8.13	Security Interests	51
	8.14	Liens	51
	8.15	Compliance with Laws	52
	8.16	Construction and Development Documents and Project Covenant Documents	52
	8.17	Development Budget	52
	8.18	Insurance and Bonds	52
	8.19	Solvency	52
	8.20	Employee Benefit Plans	53

	8.21	Use of Proceeds; Margin Stock	53
	8.22	Full Disclosure	53
	8.23	Impositions	53
	8.24	Updates to Schedules	53
	8.25	Investment Companies; Regulated Entities	53
	8.26	Anti-Money Laundering/International Trade Law Compliance	54

9.	DEFAULTS AND REMEDIES		54
	9.1	Events of Default	54
	9.2	Remedies	56
	9.3	Notice of Sale	58

10.	MISCELLANEOUS		59
	10.1	Modifications, Amendments or Waivers	59
	10.2	No Implied Waivers; Cumulative Remedies; Writing Required	59
	10.3	Expenses; Indemnity; Damage Waiver	59
	10.4	Holidays	60
	10.5	Notices; Effectiveness: Electronic Communication; Platform	60
	10.6	Severability	61
	10.7	Duration; Survival	61
	10.8	Prior Understanding	61
	10.9	Successors and Assigns	61
	10.10	Treatment of Certain Information; Confidentiality	62
	10.11	Counterparts; Integration; Effectiveness; Electronic Execution	62
	10.12	Exceptions	63
	10.13	No Third Parties Benefited	63
	10.14	Authority to File Notices	63
	10.15	Signs; Publicity	63
	10.16	Interpretation	63
	10.17	Status of Parties	63
	10.18	Brokerage Fee	63
	10.19	GOVERNING LAW; JURISDICTION; ETC.	63
	10.20	Waiver of Jury Trial	64
	10.21	USA PATRIOT Act Notice	65
	10.22	Time of Essence	65

SCHEDULES

Schedule 4.31	Post-Closing Items
Schedule 8.10	Consents and Approvals
Schedule 8.17	Development Budget
Schedule 10.5	Names, Addresses, Telephone Numbers, Facsimile Numbers and E-Mail Addresses of Loan Parties and Lender

EXHIBITS

Exhibit 2.4(A)	Form of Extension Notice
Exhibit 2.4(B)	Form of Certificate of Debt Service Coverage Ratio
Exhibit 3.2	Form of Loan Interest Rate Request
Exhibit 4.5	Insurance Requirements
Exhibit 4.8	Intentionally Omitted
Exhibit 6.1	Form of Request for Disbursement
Exhibit 6.2 (A)	Offsite Stored Materials Requirements
Exhibit 6.2(B)	Stored Material Inventory
Exhibit 6.2(C)	Stored Materials Affidavit
Exhibit 6.4	Items to be Delivered Prior to Closing
Exhibit 6.5(A)	Items to be Delivered Prior to Initial and Subsequent Construction Disbursements
Exhibit 6.5(A)-1	Form of General Contractor’s Consent
Exhibit 6.5(A)-2	Form of Architect’s/Engineer’s Consent
Exhibit 6.5(A)-3	Form of Certificate of Architect/Engineer
Exhibit 6.5(B)	Date Down Endorsement or Other Evidence of a Continuing Title Insured First Mortgage Lien
Exhibit 7.2	Financial Reports
Exhibit 7.2(A)	Instructions for Financial Reporting
Exhibit 7.2(B)	Financial Reporting Certificate
Exhibit 7.2(C)	Form of Quarterly Compliance Certificate (Borrower)
Exhibit 7.2(D)	Form of Quarterly Compliance Certificate (Guarantor)

v

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (the “Agreement”) is made to be effective January 31, 2014, by and between GGT Crescent Gateway FL Venture, LLC, a Delaware limited liability company (“Borrower”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Lender.

BACKGROUND

Borrower has requested that Lender provide a construction loan to Borrower in an aggregate principal amount not to exceed $28,500,000.

The purpose of the Loan is to finance the costs of constructing and equipping the Improvements.

Lender is willing to provide the Loan upon the terms and conditions hereinafter set forth.

Borrower and Lender therefore agree as follows.

1. DEFINITIONS

1.1 Definitions. The following terms mean as defined below unless the context clearly requires otherwise:

“Affiliate” as to any Person means any other Person which (a) directly or indirectly Controls, is Controlled by, or is under common Control with such Person, (b) beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (c) owns or holds 5% or more of the voting stock or other equity interests beneficially owned or held, directly or indirectly, by such Person.

“Agreement” means as defined in the preamble to this Agreement.

“Annual Statements” means as defined in Section 8.8.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Appraisal” means a written appraisal subject to Lender’s customary appraisal requirements and prepared by an independent appraiser engaged by Lender at Borrower’s sole cost and expense, in compliance with all applicable regulatory requirements.

“Appraised Value As Is” means, as of any date of determination, the “as is” dollar value of the Project, as determined by an Appraisal of the Project, which Appraisal was prepared not more than ninety (90) days prior to such date of determination.

“Appraised Value As Stabilized” means, as of any date of determination, the “as stabilized” dollar value of the Project, as determined by an Appraisal of the Project, which Appraisal was prepared not more than ninety (90) days prior to such date of determination.

“Architect” means Charlan Brock & Associates, Inc. or such other architect as may be expressly consented to or approved by Lender in writing prior to Borrower’s engagement of such other architect.

“Architect’s Agreement” means that certain Professional Services Contract dated November 25, 2013, entered into between Crescent Communities, LLC and the Architect, as the interest of Crescent Communities, LLC has been assigned to Borrower pursuant to that certain Assignment and Assumption of Professional Services Contract dated as of the date hereof, together with all exhibits and attachments thereto.

“Assignment of Construction and Development Documents” means that certain Assignment of Construction and Development Documents of even date herewith from Borrower to Lender.

“Assignment of Development Agreement” means that certain Assignment and Subordination of Development Agreement of even date herewith given by Borrower and consented to by Developer.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents of even date herewith from Borrower to Lender.

“Assignment of Management Agreement” shall mean any Assignment and Subordination of Management Agreement now or hereafter entered into by and among Borrower, Property Manager and Lender, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the written consent of Lender in accordance with the provisions of this Agreement.

“Authorized Officer” means those Persons authorized to execute notices, reports and other documents for the benefit of Borrower. Such Persons will be designated by written notice to Lender from Borrower, and Borrower may amend such list from time to time by written notice to Lender.

“Base Rate” means, the greatest of (a) the interest rate per annum announced from time to time by Lender at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by Lender, (b) the Federal Funds Open Rate plus 0.5% per annum or (c) the Daily LIBOR Rate plus 1.0%, so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) will take effect as of the opening of business on the day such change occurs.

“Base Rate Option” means as defined in Section 3.1(a).

“Basel” means the Basel Committee on Banking Supervision and any successor or similar authority.

“Basel III” means collectively the global regulatory standards issued on January 13, 2011 by Basel and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.

“Borrower” means as defined in the preamble of this Agreement.

“Borrowing Date” means the date of the making of an advance of the Loan or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which date must be a Business Day.

“Borrowing Tranche” means specified portions of the Loan outstanding as follows: (a) all portions of the Loan to which a LIBOR Option applies which become subject to the same Interest Rate Option by reason of the selection, conversion to or renewal thereof by Borrower and which have the same LIBOR Interest Period constitute one Borrowing Tranche, and (b) all portions of the Loan to which the Base Rate Option applies constitute one Borrowing Tranche.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial lenders are authorized or required to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Borrowing Tranche to which the LIBOR Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

“Category” means as defined in Section 4.15.

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Occupancy” means a final and unconditional (or temporary with conditions acceptable to Lender) certificate of occupancy, together with any and all other Governmental Approvals required for use and occupancy of all Improvements.

“CFTC” means the Commodity Futures Trading Commission.

“Change in GAAP” means a change in GAAP occurring after the Closing Date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that, regardless of the date enacted, any of the foregoing issued in connection with Dodd-Frank or Basel III will in each case be deemed a “Change in Law.”

“City Developer’s Agreement” means that certain Developer’s Agreement to be entered into by and between the City of Altamonte Springs, Florida and Borrower or Developer.

“City Infrastructure Construction, Maintenance and Easement Agreement” means that certain City Infrastructure Construction, Maintenance and Easement Agreement to be entered into by and between the City of Altamonte Springs, Florida and Borrower or Developer.

“Civil Engineer” means Dyer, Riddle, Mills & Precourt, Inc., or such other substitute, replacement or additional civil engineer with respect to the Project as may be approved by Lender in writing prior to Borrower’s or any other party’s engagement of such other substitute, replacement or additional engineer.

“Civil Engineer’s Agreement” means that certain Professional Services Contract Crescent Communities, LLC, dated November 25, 2013 between the Civil Engineer and Crescent Communities, LLC, as the interest of Crescent Communities has been assigned to Borrower pursuant to that certain Assignment and Assumption of Professional Services Contract dated as of as of the date hereof, relating to the furnishing of civil engineering services by Civil Engineer with respect to the Project.

“Closing Date” means January 31, 2014.

“Closing Fee” means a fee equal to $142,500 and payable to Lender on the Closing Date.

“Collateral” means (i) the real estate encumbered by the Mortgage, (ii) the Letter of Credit or cash collateral in lieu thereof and (iii) all other security pledged pursuant to this Agreement and the Collateral Documents including, without limitation any personal or real property.

“Collateral Documents” means the Mortgage, the Assignment of Leases and Rents, the Assignment of Construction and Development Documents, the Assignment of Management Agreement, the Assignment of Development Agreement, the Financing Statements and any other documents securing the Loan.

“Commitment” means the maximum principal amount of the Loan. At the commencement of the Extension Period, the Commitment will automatically be reduced to the outstanding principal balance of the Loan as of the first day of the Extension Period.

“Completion Date” means the date on which Completion of Construction occurs, which date must in no event be later than the Required Completion Date.

“Completion Guaranty” means that certain Agreement of Guaranty and Suretyship (Completion), of even date herewith, given by Guarantor to Lender.

“Completion of Construction” means that the conditions specified in Section 6.6(b) have been satisfied.

“Conditions for Extension” means as defined in Section 2.4.

“Construction and Development Documents” means the Construction Contracts, the Architect’s Agreement, the Civil Engineer’s Agreement, the Development Agreement, the Plans, the Governmental Approvals, and all other instruments, documents and rights relating to the design, construction and development of the Improvements, together with all exhibits and attachments thereto.

“Construction Contracts” means the General Construction Contract and the Major Subcontracts.

“Contractor” means Crescent Multifamily Construction, LLC, or such other contractor as may be approved in writing by Lender prior to Borrower’s engagement of such other contractor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Entity” means (a) each Borrower, each of Borrower’s subsidiaries, Guarantor and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CNL” means as defined in Section 5.1(b).

“Crescent Gateway Venture” means as defined in Section 5.1(b).

“Daily LIBOR Rate” means, for any day, the rate per annum determined by Lender by dividing the Published Rate by a number equal to 1.00 minus the LIBOR Reserve Percentage.

“Date Down Endorsement” means a date down or other endorsement to the Title Insurance Policy in the form attached hereto as Exhibit 6.5(B), or other evidence satisfactory to Lender, and in each case confirming (a) a continuing title insured first mortgage lien on the Project containing no exception other than Permitted Encumbrances, and (b) that the Title Policy insures the priority of the Lien of the Mortgage in the amount of all disbursements made pursuant to this Agreement.

“Debt Service” shall mean, in each case determined for the Borrower in accordance with GAAP and calculated immediately prior to the date of determination, the highest of (i) the sum of (a) the actual interest payments of the Borrower on the Loan for the twelve (12) month period occurring immediately prior to the date of determination, plus (b) scheduled principal payments on the Loan for the twelve (12) month period following the date of determination, (ii) the sum of all principal and interest payments that would be payable over a twelve (12)-month period following the date of determination with respect to a loan in the maximum principal amount of the Loan based upon a thirty (30) year mortgage-style amortization schedule, assuming an interest rate per annum equal to one and three-quarters percent (1.75%) above the Treasury Rate, or (iii) an amount equal to the maximum principal amount of the Loan as of the date of determination multiplied by a seven percent (7.00%) mortgage constant for the twelve (12) month period following the date of determination.

“Debt Service Coverage Ratio” means, as of any date of determination thereof, the ratio of annualized Net Operating Income to annualized Debt Service, in each case annualized in accordance with the respective defined terms.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declaration” means that certain Declaration of Protective Covenants and Restrictions for Gateway Center dated March 11, 2009 by Crescent Resources, LLC and recorded in Book 7149, Page 720 in the land records of Seminole County Florida, together with any amendments, modification, supplements and/or restatements thereof.

“Default Rate” means the lesser of (a) the interest at a rate per annum that is four percent (4%) in excess of the rate or rates otherwise in effect under this Agreement or (b) the Maximum Legal Rate.

“Developer” means Crescent Development, LLC, a Delaware limited liability company.

“Development Agreement” means that certain agreement, dated of even date herewith between Borrower and the Developer relating to the furnishing of development services with respect to the Project.

“Development Budget” means the development budget attached hereto as Schedule 8.17.

“Development Fee” has the meaning set forth in Section 6.2(c).

“Disbursement” means a disbursement of Loan proceeds pursuant to the terms and conditions of this Agreement and the other Loan Documents.

“Disbursement Request” means any request for proceeds of the Loan in accordance with Article 6.

“Dodd-Frank” means collectively the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.

“Dollar”, “Dollars”, “U.S. Dollar” and the symbol “$” means lawful money of the United States of America.

“DRI” means collectively (i) that certain Notice of Adoption of Development Order for Development of Regional Impact Known as Crescent Gateway Development of Regional Impact recorded in Book 5506, Page 1289 in the land records of Seminole County, Florida and (ii) that certain Development Order for Crescent Gateway Development of Regional Impact recorded in

Book 5553, Page 1250 and re-recorded in Book 5631, Page 1122 in the land records of Seminole County, Florida, as affected by Book 7166, Page 0519 and Book 7627, Page 1039 recorded in the land records of Seminole County, Florida, in each case, together with any amendments, modification, supplements and/or restatements thereof.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Electronic Format” means any document delivered by electronic mail or by setting forth such Notice on a site on the World Wide Web if notice of such website posting (including the information necessary to access such website) has previously been delivered to the applicable parties hereto by another means set forth in this Agreement, in any format Lender is capable of receiving and opening or reading (in all cases in Lender’s sole determination).

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date is the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it is the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith from Loan Parties to Lender.

“Environmental Laws” means as defined in the Environmental Indemnity Agreement.

“Equity Contribution” means Borrower’s contribution of $9,652,835 toward the total costs of the Project based on the information set forth on the Development Budget.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” means, at any time, all corporations, trades, or businesses (whether or not incorporated) under common control with Borrower and/or Guarantor as determined under Section 414(b), (c), (m), or (o) of the Internal Revenue Code.

“Event of Default” means as defined in Section 9.1.

“Excluded Hedge Liability” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition applies only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation will constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person will only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender: Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Lender being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof).

“Exhibit” means any one or more of those schedules and exhibits attached hereto and made a part hereof.

“Expiration Date” means the earlier of: (i) July 31, 2017, as the same may be extended pursuant to Section 2.4; or (ii) the date upon which the Loan is accelerated pursuant to this Agreement.

“Extension DSCR Requirement” means that the Debt Service Coverage Ratio as of the date of determination is not less than 1.20.

“Extension Fee” means the amount that is equal to twenty one hundredth percent (0.20%) of the total Commitment amount at the Extension Option Exercise Date.

“Extension LTVR Requirement” means that the outstanding principal amount of the Loan does not exceed seventy percent (70.0%) of the Appraised Value As Is.

“Extension Option” means as defined in Section 2.4.

“Extension Option Exercise Date” means the date on which Borrower exercises the Extension Option by providing Lender with written notice of its election to extend the Expiration Date in accordance with Section 2.4.

“Extension Period” means the eighteen (18) month period for which the Expiration Date may be extended pursuant to Section 2.4.

“Extension Period Commencement Date” means the date of the commencement of the Extension Period.

“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Lender (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if at any time, for any reason, a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source does not exist, a comparable replacement rate determined by Lender at such time (which determination is conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day will be the “open” rate on the immediately preceding Business Day. The rate of interest charged will be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to Borrower.

“Financing Statements” means the financing statements which Lender may from time to time require in order to perfect the security interest granted to Lender in and to the Collateral described in the Mortgage, the other Collateral Documents and this Agreement pursuant to the applicable Uniform Commercial Code.

“Flood Laws” means all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994.

“Force Majeure Event” shall mean act of God (including extraordinary adverse weather conditions); strikes, shortage or unavailability of labor or materials; lockouts or labor difficulty, explosion; sabotage; accident; riot or civil commotion; act of war; fire or other casualty; legal requirements; and causes beyond the reasonable control of Borrower.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“General Construction Contract” means that certain Guaranteed Maximum Price (GMP) Agreement, effective as of January 31, 2014, between Borrower and the Contractor.

“General Contractor’s Consent” means a consent in the form attached hereto as Exhibit 6.5(A)-1, fully executed by the Contractor and delivered to Lender pursuant to Section 6.5.

“GGT Gateway Holdings” means as defined in Section 5.1(b).

“Global Growth GP” means as defined in Section 5.1(b).

“Global Growth LP” means as defined in Section 5.1(b).

“Governmental Approvals” means all consents, licenses, permits and all other authorizations or approvals required by any Official Body, including all agreements entered into with any Official Body, with respect to the development, construction, completion, use and occupancy of the Land and Improvements.

“Guaranties” means one or more of (a) the Completion Guaranty and (b) the Payment Guaranty.

“Guarantor Financial Covenants” has the meaning set forth in Section 5(j) of the Payment Guaranty.

“Guarantor” means, Crescent Communities, LLC, a Georgia limited liability company.

“Guaranty” means any obligation of any Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Historical Statements” means as defined in Section 8.8.

“Impositions” means all (a) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Land or the Improvements, or the rent or income received therefrom, or any use or occupancy thereof; (b) charges for any easement or agreement maintained for the benefit of the Land and Improvements, and (c) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against Borrower or any of its properties.

“Improvements” means all buildings, structures and improvements of every kind and description now or hereafter constructed or placed on the Land in accordance with the Plans, to include an approximate four story, 249 unit class A multifamily development to be known as “Crescent Gateway” and all site, highway, access, parking, utility, drainage and other improvements required in accordance with any Governmental Approvals.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (d) obligations under any Interest Rate Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (e) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); or (f) any Guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) Other Taxes.

“Indemnitee” means as defined in Section 10.3(b).

“Information” means all information designated confidential and received from the Loan Parties or any of their Related Parties relating to such Person or any of such Person’s businesses, other than any such information that becomes publicly available other than as a result of a breach of Section 10.10 of this Agreement or becomes available to Lender or any of its Affiliates on a non-confidential basis; provided that, in the case of information received from Borrower or any Related Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Initial Construction Disbursement” means the Disbursement to be made upon the fulfillment of the conditions set forth in Section 6.5.

“Insolvency Proceeding” means, with respect to any Person, (i) a case, an action or proceeding with respect to such Person (x) before any court or any other Official Body under any Debtor Relief Law now or hereafter in effect, or (y) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any such Person or otherwise relating to the liquidation, dissolution, winding up or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets of creditors, or other similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Law.

“Inspecting Architect” means Capital Consultants, Inc., or such other Person or entity as Lender may designate from time to time (a) to inspect the construction of the Improvements; (b) to review the Plans, drawings, sketches, specifications, reports, modifications, change orders and the like; (c) to certify that the construction of the Improvements has been completed in accordance with the Plans; and (d) to perform other related services with respect thereto.

“Insurance Policy” means as defined in Section 4.5(a).

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” means any LIBOR Option or the Base Rate Option.

“Interest Rate Request” means as defined in Section 3.2.

“Interim Statements” means as defined in Section 8.8.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“IRS” means the Internal Revenue Service.

“Land” means the real property upon which the Project is to be constructed and which is owned in fee simple by Borrower consisting of approximately 8.4 acres and identified in Exhibit A to the Mortgage, together with all rights, title and interests of Borrower in and to all easements, rights and privileges benefiting the Land and all other real property interests described in the Mortgage.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Leases” means as defined in the Mortgage.

“Letter of Credit” means as defined in Section 4.28(b).

“Lender” means PNC Bank. For any Loan Document that provides for the granting of a security interest or other Lien to the Lender as security for the Obligations, “Lender” includes any Affiliate of a Lender to which such Obligation is owed.

“LIBOR” means with respect to any amount to which the LIBOR Option applies for any LIBOR Interest Period, the interest rate per annum determined by Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Lender which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Interest Period as the London interbank offered rate for U.S. Dollars for a comparable amount having a borrowing date and a maturity comparable to such LIBOR Interest Period (or if at any time, for any reason, a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source no longer exists, a comparable replacement rate determined by Lender at such time (which determination is conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR = London interbank offered rate quoted by Bloomberg

or appropriate successor as shown on Bloomberg Page BBAM1

1.00- LIBOR Reserve Percentage

LIBOR will be adjusted with respect to any portion of the Loan to which the LIBOR Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. Lender will give prompt notice to Borrower of LIBOR as determined or adjusted in accordance herewith, which determination is conclusive absent manifest error.

“LIBOR Interest Period” means the period of time selected by Borrower in connection with (and to apply to) any election permitted hereunder by Borrower to have the Loan bear interest at the LIBOR Option. Subject to the last sentence of this definition, such period will be one (1), two (2), three (3), or six (6) Months (or such other period as Lender in its discretion may allow Borrower to elect). Such LIBOR Interest Period commences on (x) the date of disbursement of an advance of the Loan or (y) the date of renewal of or conversion to the LIBOR Option, as applicable. Notwithstanding the second sentence hereof: (A) any LIBOR Interest Period which would otherwise end on a date which is not a Business Day will be extended to the immediately succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period will end on the next preceding Business Day, and (B) Borrower may not select, convert to or renew a LIBOR Interest Period for any portion of the Loan that would end after the Expiration Date.

“LIBOR Option” means as defined in Section 3.1(b).

“LIBOR Reserve Percentage” means as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Limiting Agreement” means (i) any agreement, instrument or transaction, including, without limitation, any organizational or formation documents of an entity, which has or may have the effect of prohibiting or limiting the ability of such entity or individual, as the case may be, from pledging its assets to Lender as security for the Loan or (ii) any provision of any agreement, instrument or transaction, including, without limitation, any organization or formation documents of an entity, which has or may have the effect of prohibiting or limiting such entity’s or individual’s, as the case may be, ability to sell, transfer or convey its assets.

“Loan” means collectively the loans made by Lender to Borrowers pursuant to this Agreement, in the maximum aggregate principal amount not to exceed Twenty-eight Million Five Hundred Thousand and 00/100 Dollars ($28,500,000.00), as said Loan may from time to time be amended or refinanced in accordance herewith.

“Loan Documents” means, collectively, this Agreement, the Note, the Guaranties, the Collateral Documents, any PNC Provided Interest Rate Hedge, the Environmental Indemnity Agreement and all other documents, instruments, certificates and agreements made in connection with the Loan by any Loan Party in favor of Lender or by and between any Loan Party and Lender.

“Loan Party or Loan Parties” means Borrower and Guarantor.

“Major Subcontractors” means all subcontractors under Major Subcontracts.

“Major Subcontracts” means any subcontracts under the Construction Contracts which provide for aggregate payments in excess of $1,000,000.

“Management Agreement” shall mean such property management agreement approved by Lender, now or hereafter entered into between Borrower and the Property Manager relating to the furnishing of property management services by the Property Manager with respect to the Project, and all exhibits and attachments thereto, as the same may be amended from time to time in writing by the parties thereto with the consent of Lender in accordance with the provisions of this Agreement.

“Material Adverse Effect” means any set of circumstances or events which (a) has caused or could result in a material adverse change regarding the validity or enforceability of any Loan Document; (b) is or could be material and adverse to the Project or to the assets or financial condition of any Loan Party; (c) impairs materially or could impair materially the ability of any Loan Party to duly and punctually pay its Indebtedness and/or perform its other obligations; or (d) impairs materially or could impair materially the ability of Lender, to the extent permitted, to enforce their legal and/or contractual rights and remedies pursuant to any Loan Document.

“Maximum Legal Rate” means the highest rate of interest that lenders may charge borrowers under applicable Law.

“Minor Change Orders” means changes in the Improvements, the Plans or the other Construction and Development Documents which do not modify the scope or overall quality of the Project or involve extensions of time of the Required Completion Date under the General Construction Contract and the performance of which costs less than $250,000 each and less than $1,000,000 in the aggregate.

“Month” means, with respect to a LIBOR Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such LIBOR Interest Period. If any LIBOR Interest Period begins on a day for which there is no numerically corresponding day in the month in which such LIBOR Interest Period is to end, the final day of such LIBOR Interest Period will be deemed to end on the last Business Day of the final month thereof.

“Mortgage” means that certain Mortgage, Security Agreement and Fixture Filing, dated of even date herewith, from Borrower to Lender.

“Net Operating Income” shall mean, for any date of determination the sum of (A) (i) actual annualized rental income and reimbursements from tenants that are in occupancy and paying rent under Leases which are not in default; (ii) annualized base rental income from tenants in occupancy under Leases whose actual rent payments are scheduled to commence within thirty (30) days after the date of determination and which are not in default and (iii) actual other income of the Project annualized but excluding any income that Lender, in its sole and absolute discretion, shall deem to be extraordinary income, in each of (i), (ii) and (iii), except for purposes of calculating the Debt Service Coverage Ratio in Section 4.28(a) and compliance with the Project Covenant set forth therein, such amounts annualized based on the aggregate three calendar months immediately prior to the date of determination less (B) the sum of (i) the greatest of (x) Borrower’s annualized Pro Forma Operating Expenses and (y) actual annualized operating expenses of the Project based on, except for purposes of calculating the Debt Service Coverage Ratio in Section 4.28(a) and compliance with the Project Covenant, the aggregate three calendar months immediately prior to the date of determination (after proration of real estate taxes and insurance expenses) but excluding any expenses that Lender, in its sole and absolute discretion, shall deem to be extraordinary expenses; (ii) the greater of the actual vacancy of the Project or a vacancy factor of five percent (5%); (iii) an assumed capital improvement reserve of $200.00 per unit per annum; and (iv) the greater of the actual management fees or a fee calculated at three percent (3%) of rental income derived from the Project. For purpose of calculating the Debt Service Coverage Ratio in Section 4.28(a) and compliance with the Project Covenant only, Net Operating Income will be calculated based on the forgoing amounts annualized for the month of January, 2017.

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify on the applicable Eligibility Date as an Eligible Contract Participant.

“Note” means the promissory note made by Borrower in favor of Lender evidencing the Loan.

“Notice of Planning Board Decision Letter” means collectively (i) that certain Notice of Planning Board Decision letter from the Altamonte Springs Growth Management Department to DRMP, Inc. and PED Surveying & Mapping, LLC dated December 13, 2013 regarding Crescent Gateway Apartments Preliminary Site Plan and Minor Plat Southeast corner of Gateway Drive and Albemarle Road, Project No.: 13-40000007 & 13-50000006 (ii) that certain Notice of Planning Board Decision letter from the Altamonte Springs Growth Management Department to DRMP, Inc. dated January 3, 2014 regarding Crescent Gateway Preliminary Development Plan, Gateway Drive, West of Albemarle Road, Project No.: 13-50000003.

“Obligations” means all obligations, Indebtedness and liabilities of any Loan Party to Lender or its Affiliates, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, secured or unsecured, whether as guarantor or surety, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Note, or any other Loan Document, including, without limitation, any post-petition interest and/or advances any PNC Provided Interest Rate Hedge Liabilities, provided, however, notwithstanding anything in the foregoing to the contrary, the Obligations do not and will not include any Excluded Hedge Liabilities.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or Basel or any successor or similar authority to any of the foregoing).

“Organizational Documents” means a Loan Party’s partnership agreement, partnership certificate, articles of incorporation, bylaws, certificate of incorporation, articles of organization, operating agreement, declaration of trust or other formation documents.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made (a) pursuant to any Loan Document; (b) from the execution, delivery, performance, enforcement or registration of, any Loan Document; or (c) from the receipt or perfection of a security interest or otherwise with respect to any Loan Document.

“Parent” means Crescent Holdings, LLC, a Delaware limited liability company.

“Payment Guaranty” means that certain Agreement of Guaranty and Suretyship (Payment), of even date herewith, given by the Guarantor to Lender.

“Permitted Encumbrances” means:

(a) the Liens, assignments and security interests in favor of Lender pursuant hereto and to the Collateral Documents;

(b) easements, restrictions, encumbrances and other matters described in and permitted to exist under the terms of the Mortgage;

(c) such other matters as may be expressly consented to in writing by the Lender; and

(d) real estate taxes on the Land and Improvements not yet due and payable.

“Permitted Transfers” means as defined in Section 5.1(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plans” means the final plans and specifications for the construction and equipping of the Improvements, including all schematic and working drawings and designations of all manufacturers and model numbers of all equipment, and any Improvements to be constructed off of the Land, as approved by all necessary parties in accordance with this Agreement.

“PNC Bank” means PNC Bank, National Association, its successors and assigns.

“PNC Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by PNC Bank with respect to this Loan that is (a) documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“PNC Provided Interest Rate Hedge Liabilities” means the liabilities owing to Lender by any Loan Party that is party to a PNC Provided Interest Rate Hedge with respect to this Loan. PNC Provided Interest Rate Hedge Liabilities, for purposes of this Agreement and all other Loan Documents are “Obligations” of such Person and of each other Loan Party, are guaranteed obligations under any Guaranties and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the PNC Provided Interest Rate Hedge Liabilities will be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.

“Potential Default” means an event or condition which, with the passage of time, the giving of notice, a determination by Lender, or any combination of the foregoing, could constitute an Event of Default.

“Principal Office” means the main banking office of Lender in Pittsburgh, Pennsylvania, or such other office designated by Lender.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute.

“Pro Forma Operating Expenses” means the pro forma operating expenses of the Project as set forth in the then current annualized budget for the Project or such up-dated annualized budget for the Project delivered to Lender by Borrower in accordance with Section 7.2 of this Agreement or such other amount as otherwise approved by Lender.

“Project” means the Land and Improvements.

“Project Account” means the account of Borrower maintained with Lender for the purpose of disbursement of funds with respect to the Loan.

“Project Covenant” has the meaning set forth in Section 4.28(a) hereof.

“Project Covenant Documents” means the DRI, the City Developer’s Agreement, the Declaration, the Roadway Construction and Reimbursement Agreement and the City Infrastructure Construction, Maintenance and Easement Agreement.

“Property Manager” shall mean such property manager as may be approved by Lender, in its sole and absolute discretion, in writing prior to Borrower’s engagement of such property manager, provided that ZRS Management, LLC is hereby deemed to be a property manager approved by Lender.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate will be the Eurodollar rate for a one month period as published in another publication selected by Lender).

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Regulated Substances” means as defined in the Environmental Indemnity Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Completion Date” means March 31, 2016.

“Retainage” means the retainage with respect to certain construction costs of the Improvements as provided in Section 6.6.

“Roadway Construction and Reimbursement Agreement” means collectively, that certain Roadway Construction and Reimbursement Agreement recorded in Book 7442, page 1661 of the land records of Seminole County, Florida, as affected by that certain Temporary Construction Access Easement recorded in Book 7933, Page 1793 and re-recorded in Book 7982, Page 1192 of the land records of Seminole County, Florida, as amended by that certain First Amendment to Roadway Construction and Reimbursement Agreement recorded in Book 7990, page 0856, together with any amendments, modification, supplements and/or restatements thereof, together with any amendments, modification, supplements and/or restatements thereof.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature or as they otherwise are due and payable in the normal course of business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“Subsequent Disbursement” means as defined in Section 6.5.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a PNC Provided Interest Rate Hedge.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Title Insurance Company” means a title insurer acceptable to Lender.

“Title Insurance Policy” means a title insurance policy purchased for Lender by Borrower at Borrower’s sole cost and expense, insuring the lien of the Mortgage as a first lien on fee simple title to the Land and Improvements, together with all appurtenances thereto in the principal sum secured by the Mortgage and the portions of the Loan advanced from time to time, which policy must, to the extent available in the applicable jurisdiction, include such endorsements as Lender may require, and coverage against mechanics’ lien claims for all Disbursements through the latest disbursement, subject only to exceptions as may be approved in writing by Lender from time to time, if any, and issued by the Title Insurance Company on the ALTA Loan Title Insurance Policy 6/17/06 form or such other form designated by Lender.

“Treasury Rate” shall mean the most recently published (prior to the date of determination) “business day” market yield on United States Treasury Securities adjusted to a constant maturity of ten (10) years, as published in the Federal Reserve Statistical Release titled Selected Interest Rates (Daily) – H.15 (as used herein, “Release”), provided that, if the Release is no longer published, a reasonable equivalent substitute therefor as may be selected by Lender in its discretion shall be utilized.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in each applicable jurisdiction.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

“U.S.” means the United States of America.

“Voluntary Prepayment” means any payment made in compliance with the terms and conditions set forth in Section 3.9.

“Withholding Agent” means any Loan Party.

1.2 Interpretation/Construction. Unless otherwise set forth in this Agreement or any other Loan Document, the following rules of construction apply to this Agreement and each other Loan Document:

(a) references to the plural include the singular, the part and the whole, and the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(b) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms used in any Loan Document refer to such Loan Document as a whole;

(c) article, section, subsection, clause, schedule and exhibit references are to this Agreement, unless otherwise specified;

(d) reference to any Person includes such Person’s successors and assigns as may be permitted by the Loan Documents;

(e) reference to any agreement, document or instrument means such agreement, document or instrument as amended, restated or replaced hereafter in accordance with the provisions thereof and of this Agreement;

(f) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”;

(g) the words “asset” and “property” are construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(h) the Table of Contents, section headings, and captions of the articles, schedules and exhibits of each Loan Document are included for convenience only and do not affect Loan Document construction or interpretation;

(i) unless otherwise specified, all references herein to times of day are references to prevailing Eastern Time;

(j) references to a Person’s successors and assigns mean only such successors and assigns as are permitted by the Loan Documents;

(k) any reference to a Law means as such Law may be amended or supplemented from time to time, and any successor Law and related rules and regulations thereunder, as may be from time to time in effect; and

(l) all Lender determinations are deemed to have been made in good faith and are conclusive absent manifest error.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement must be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms mean as defined by GAAP; provided, however, that all accounting terms and related definitions used in Section 4.28, Exhibit 7.2 and in the Payment Guaranty have the meanings given to such terms and definitions under GAAP as in effect on the Effective Date applied on a basis consistent with those used in preparing Statements referred to in Section 8.8.

2. AGREEMENT TO BORROW AND LEND

2.1 Agreement to Borrow and Lend. Subject to the terms, provisions and conditions hereof and in reliance on the representations and warranties set forth herein, Lender agrees to lend to Borrower the Commitment.

2.2 The Note. The Loan is evidenced by the Note and bears interest calculated and payable as provided in Article 3. The unpaid amounts of the Loan, as set forth on the books and records of Lender maintained in the ordinary course of business, will be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records will not limit or affect the obligations of Borrower hereunder or under the Note to make payments of principal and interest on the Loan when due.

2.3 Term. The term of the Loan commences on the Closing Date and terminates on the Expiration Date.

2.4 Extension Option. Borrower has the option to extend the Expiration Date one (1) time in accordance with and subject to the terms and conditions of this Section 2.4 (the “Extension Option”). In the event that Lender determines in its sole discretion that the following conditions (collectively the “Conditions for Extension”) have been satisfied, Borrower has the right to extend the Expiration Date to the last day of the Extension Period; provided, that Conditions for Extension (i), (ii), (iii), (iv) and (v) must be satisfied on the Extension Option Exercise Date and Conditions for Extension (i), (iv), (vi) and (vii) must be satisfied immediately prior to the Extension Period Commencement Date:

(i) no Potential Default or Event of Default exists;

(ii) the Extension LTVR Requirement has been met or Borrower has made a Voluntary Prepayment in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Extension LTVR Requirement is satisfied;

(iii) the Extension DSCR Requirement has been met as evidenced by the Borrower’s delivery of the Borrower’s Certificate of Debt Service Coverage Ratio in the form of Exhibit 2.4(B) or Borrower has made a Voluntary Prepayment to Lenders in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Extension DSCR Requirement is satisfied;

(iv) the Guarantor shall be in compliance with the Guarantor Financial Covenants;

(v) lien-free Completion of Construction has occurred;

(vi) payment of the Extension Fee to Lender has been made; and

(vii) Lender has received a Date Down Endorsement or other endorsement to its Title Insurance Policy in form approved by Lender insuring the priority of the lien of the Mortgage in the amount of all Disbursements and containing no exceptions other than Permitted Encumbrances.

Borrower will provide Lender with written notice of its election to extend the Expiration Date in the form attached hereto as Exhibit 2.4(A), not later than sixty (60) days and not sooner than one hundred twenty (120) days prior to the then applicable Expiration Date.

3. LOAN INTEREST RATES, PAYMENTS AND FEES

3.1 Interest Rate Options. Borrower will pay interest in respect of the outstanding unpaid principal amount of the Loan as selected by it from the Base Rate Option or the LIBOR Option. Borrower may select different Interest Rate Options and different LIBOR Interest Periods to apply simultaneously to the Loan comprising different Borrowing Tranches and may convert to or renew one (1) or more Interest Rate Options with respect to all or any portion of the Loan comprising any Borrowing Tranche provided that there may not be at any one time outstanding more than six (6) Borrowing Tranches. Lender’s determination of interest rates and any change therein will, in the absence of manifest error, be conclusive and binding upon all parties hereto. If at any time the designated rate applicable to any portion of the Loan made by Lender exceeds such Lender’s Maximum Legal Rate, the rate of interest on such Lender’s Loan is limited to such Lender’s Maximum Legal Rate. Borrower has the right to select from the following Interest Rate Options:

(a) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the sum of the Base Rate plus One and Forty One-hundredths of a Percent (1.40%) (the “Base Rate Option”), but in each case, such interest rate to change automatically without notice to Borrower from time to time effective as of the effective date of each change in the Base Rate (or any component thereof); or

(b) LIBOR Option: A rate per annum fixed for the applicable LIBOR Interest Period (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the sum of LIBOR plus Two and Forty One-hundredths of a Percent (2.40%) (the “LIBOR Option”).

3.2 Loan Requests/LIBOR Interest Periods. Borrower may request Lender to make advances of the Loan, or renew or convert any Interest Rate Option applicable to an existing Borrowing Tranche, by the delivery to Lender, not later than 12:00 noon (a) three (3) Business Days prior to the proposed Borrowing Date with respect to advances of a portion of the Loan to which the LIBOR Option applies; (b) three (3) Business Days prior to the last day of the existing LIBOR Interest Period with respect to the conversion to or the renewal of the LIBOR Option for any existing Borrowing Tranche; and (c) one (1) Business Day prior to either the proposed Borrowing Date with respect to the advance of a portion of the Loan to which the Base Rate Option applies or the last day of the preceding LIBOR Interest Period with respect to the conversion to the Base Rate Option for any advance of the Loan, of a duly completed request therefor substantially in the form of Exhibit 3.2 (each, an “Interest Rate Request”). Each Interest Rate Request is irrevocable and must specify (w) the proposed Borrowing Date; (x) the aggregate amount of the proposed advances of the Loan comprising the Borrowing Tranche; (y) whether the LIBOR Option or Base Rate Option applies to the proposed advances of the Loan comprising the Borrowing Tranche; and (z) in the case of advances of the Loan to which the LIBOR Option applies, an appropriate LIBOR Interest Period for the proposed advance of the Loan comprising the Borrowing Tranche, provided that in the case of the renewal of a LIBOR Option at the end of a LIBOR Interest Period, the first day of the LIBOR Interest Period will be the last day of the preceding LIBOR Interest Period, without duplication in payment of interest for such day.

3.3 Default Interest and Late Payment Charge. To the extent permitted by Law, during the existence of any Event of Default, Borrower will pay interest on the entire principal amount then outstanding and all other sums due under the Loan, regardless of the Interest Rate Option otherwise applicable thereto, at a rate per annum equal to the Default Rate. The Default Rate accrues before and after any judgment has been entered. In addition, Borrower will pay upon demand by Lender a late payment charge equal to five percent (5%) of the amount of any payment due under the Loan, prior to maturity or acceleration, which is not received by Lender within ten (10) days after the date such payment is due. Borrower acknowledges that the increased interest rate and the late payment charge provided for herein reflect, among other things, the fact that the Loan has become a substantially greater credit risk given its default status and that Lender is entitled to additional compensation for such risk and all such interest is payable by Borrower upon demand by Lender. Borrower also agrees and acknowledges that the Default Rate is a reasonable forecast of such additional compensation for anticipated and actual harm incurred by Lender, and that such harm cannot be estimated with certainty or without difficulty. The Default Rate is imposed as liquidated damages for the purpose of defraying Lender’s expenses incident to the handling of delinquent payments, but is in addition to, and not in lieu of, the exercise by Lender, of any rights and remedies hereunder, under the other Loan Documents or under applicable Law, and any fees and expenses of any attorneys or other professionals Lender may employ.

3.4 LIBOR Unascertainable. If, on any date on which LIBOR would otherwise be determined, Lender determines that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR, or

(b) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to LIBOR,

then Lender will promptly notify Borrower thereof. On the date specified in any such notice, the obligation of Lender to allow Borrower to select, continue, renew, or convert to a LIBOR Option is suspended until Lender notifies Borrower that the circumstances giving rise to the previous determination no longer exist. If, at any time, Lender makes a determination under subsection (a) or (b) above, and Borrower has previously notified Lender of its conversion to or selection or renewal of a LIBOR Option and such Interest Rate Option has not yet gone into effect, such notification is deemed to provide for selection of, conversion to or renewal of the Base Rate Option.

If, on any date on which LIBOR would otherwise be determined, Lender determines (which determination will be conclusive absent manifest error) that:

(c) the making, maintenance or funding of any portion of the Loan to which a LIBOR Option applies has been made impracticable or unlawful by compliance by Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(d) such LIBOR Option will not adequately and fairly reflect the cost to Lender of the establishment or maintenance of such portion of the Loan, or

(e) after making reasonable efforts, deposits of the relevant amount in Dollars for the relevant LIBOR Interest Period for any portion of the Loan to which a LIBOR Option applies are not available to Lender with respect to such portion of the Loan, or to lenders generally, in the London interbank Eurodollar market, then Lender will promptly notify Borrower and endorse a certificate to such notice as to the specific circumstances of such notice. On the date specified in any such notice, the applicable portion of the Loan automatically converts to the Base Rate Option.

3.5 Selection of Interest Rate Options. If Borrower fails to select a new LIBOR Interest Period to apply to any Borrowing Tranche under the LIBOR Option at the expiration of an existing LIBOR Interest Period in accordance with the provisions of Section 3.2, Borrower is deemed to have continued such Borrowing Tranche at the LIBOR Option commencing upon the last day of the existing LIBOR Interest Period. If an Event of Default exists, Lender may in its discretion prohibit Borrower from thereafter selecting the LIBOR Option.

3.6 Payments. All payments and prepayments of principal, interest, the Extension Fee, or other fees or amounts due from Borrower are payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor will immediately accrue. Such payments will be made at the Principal Office to Lender in U.S. Dollars and in immediately available funds, Lender’s statement of account, ledger or other relevant record will, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement and will be deemed an “account stated.”

3.7 Reserved.

3.8 Interest Payment Dates. Interest on the Loan is due and payable in arrears on the first day of each month after the date hereof and on the Expiration Date.

3.9 Voluntary Prepayments.

(a) Borrower has the right at its option from time to time to prepay the Loan in whole or part on the dates set forth below without cost, premium or penalty, except as provided below or in Sections 3.12(a), 3.12(b) or 3.13:

(i) on any Business Day with respect to any portion of the Loan to which the Base Rate Option applies; or

(ii) on the date specified in a notice by Lender pursuant to Sections 3.4(c), 3.4(d) or 3.4(e), with respect to any portion of the Loan to which a LIBOR Option applies.

Whenever Borrower desires to prepay the Loan, it must provide a prepayment notice to Lender by 1:00 p.m. setting forth (x) the Business Day on which the proposed prepayment is to be made, which must be no less than three (3) Business Days after the date of such prepayment notice; (y) a statement indicating the application of the prepayment between the portions of the Loan to which the Base Rate Option applies and to which the LIBOR Option applies, including, with respect to the LIBOR Option, the applicable Borrowing Tranche to which such prepayment applies; and (z) the total principal amount of such prepayment, which may not be less than $100,000. All prepayment notices are irrevocable. The principal amount of the portion of the Loan for which a prepayment notice is given, together with interest on such principal amount, is due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder is subject to Borrower’s obligation to indemnify Lender under Section 3.13 and is not subject to reborrowing.

(b) Lender agrees that upon the occurrence of any event giving rise to increased costs under Section 3.12(a) or the suspension of the LIBOR Option pursuant to Sections 3.4(c), 3.4(d) or 3.4(e), it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of Lender) to designate another lending office for any portion of the Loan affected by such event, provided that such designation is made on such terms that Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such section. Nothing in this Section 3.9(b) will affect or postpone any of the obligations of any Loan Party or the rights of Lender provided in this Agreement. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.10 Mandatory Prepayments.

(a) In the event that the Expiration Date is extended pursuant to Section 2.4 of this Agreement, beginning on the first (1st) day of the first (1st) full calendar month of the Extension Period and on the first day of each calendar month thereafter continuing for the remainder of the term of the Extension Period, Borrower shall make monthly principal payments in an amount equal to $31,000 (the “Mandatory Principal Payments”). To the extent that any Mandatory Principal Payment shall exceed the portion of the Loan subject to the Base Rate Option, the Borrower shall also pay to the Lender any amounts due under Section 3.13 hereof.

(b) If not sooner paid, all amounts due and owing under any Loan Document are due and payable in full on the Expiration Date, as the same may be extended pursuant to and subject to the terms of Section 2.4 of this Agreement.

3.11 Application Among Interest Rate Options. All principal payments permitted or required pursuant to Sections 3.9 and 3.10 or any other provision of the Loan Documents will, so long as no Event of Default exists, be applied to the principal amount of the Loan among the Borrowing Tranches as are designated by Borrower; provided that, if Borrower fails to designate Borrowing Tranches, such payments will be applied first to the Base Rate Borrowing Tranche, and then to any LIBOR Option Borrowing Tranches. Any principal amounts so repaid are not subject to reborrowing. In accordance with Section 3.13, Borrower indemnifies Lenders for any loss or expense, including loss of margin, incurred with respect to any prepayments applied against any portion of the Loan subject to a LIBOR Option on any day other than the last day of the applicable LIBOR Interest Period.

3.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subjects Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any portion of the Loan made by such Lender or any participation therein;

and the result of any of the foregoing is to increase the cost to Lender of making, converting to, continuing or maintaining any portion of the Loan or of maintaining its obligation to make any portion of the Loan, or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender, such additional amount or amounts as will compensate Lender, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that a Change in Law affecting Lender, any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or could have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company as a consequence of this Agreement to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender delivered to Borrower and setting forth the amount or amounts necessary to compensate Lender or its holding company pursuant to this Section 3.12 is conclusive absent manifest error, and Borrower will pay Lender the amount shown as due within ten (10) days after receipt of such certificate.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section 3.12 does not constitute a waiver of Lender’s right to demand such compensation.

3.13 Indemnity. In addition to the compensation or payments required by Sections 3.12 and 3.14, Borrower indemnifies Lender against all liabilities, losses or expenses Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any portion of the Loan to which the LIBOR Option applies on a day other than the last day of the corresponding LIBOR Interest Period whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due; or

(b) attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to the selection of the LIBOR Option under Section 3.2 or prepayments under Section 3.9.

If Lender sustains or incurs any such loss or expense, it will from time to time notify Borrower of the amount determined in good faith by Lender (which determination will be conclusive absent manifest error) to be necessary to indemnify Lender for such loss or expense, and such amount will be due and payable by Borrower to Lender within ten (10) days after the notice is given. Lender’s notice will set forth in reasonable detail the basis for its determination.

3.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document must be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by such Withholding Agent, then the Withholding Agent is entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law. Such Tax shall be an Indemnified Tax, and the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.14) Lender shall receive an amount equal to the sum it could have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Loan Parties jointly and severally agree to timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law, or at Lender’s option, timely reimburse Lender for the payment of any such Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties jointly and severally indemnify Lender and agree to pay Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes, including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.14, payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable related expenses, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to Borrower by Lender is conclusive absent manifest error.

(d) Reserved.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 3.14, such Loan Party must deliver to Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f) Reserved.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.14 (including by the payment of additional amounts pursuant to this Section 3.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 3.14(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 3.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.14 survive or any assignment of rights by Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all Obligations.

4. AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that until the Obligations have been indefeasibly paid in full and all other obligations hereunder have been performed and discharged and the Commitment of the Lender has terminated or expired, Borrower will comply or cause itself and the other Loan Parties to company at all times with the following affirmative covenants:

4.1 Preservation of Existence, Etc. Each Loan Party, which is not an individual, will maintain its legal existence (and no change is permitted thereto) as a corporation, limited partnership or limited liability company, as applicable, and its licenses or qualifications and good standings in the jurisdictions of its formation and, with respect to the Borrower, where the Project is located.

4.2 Performance of Obligations; Payment of Liabilities. Borrower will duly pay, perform and discharge each of its liabilities and obligations (including the Obligations and all Impositions), promptly as and when the same become due and payable, and in any event prior to the date when any fine, late charge or other penalty for late payment may be imposed, except to the extent (a) such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted; (b) such failure to pay and discharge any such liabilities (i) could not reasonably be expected to result in fines, penalties, other similar liabilities or injunctive relief, (ii) could not reasonably be expected to result in a Material Adverse Effect, (iii) could not reasonably be expected to result in a Lien or otherwise materially and adversely affect the Collateral or the validity of the Loan; and (c) Borrower has set aside reserves or made other appropriate provisions as may be required by GAAP with respect to such contested matters; and provided that Borrower will pay all such liabilities immediately upon the commencement of proceedings to foreclose any Lien which has attached as security for such liabilities.

4.3 Compliance with Laws. Each Loan Party will comply with applicable Laws, provided that failure to comply with a Law is not a violation of this Section 4.3 so long as such failure could not result in fines, penalties, costs or other similar liabilities or injunctive relief, or a Material Adverse Effect.

4.4 Keeping of Records and Books of Account. Each Loan Party will maintain and keep proper records and books of account which enable such Loan Party to issue financial statements and reports in accordance with GAAP, Section 7.2 and as otherwise required by applicable Law, and in which full, true and correct entries will be made in all material respects of all its dealings and business and financial affairs.

4.5 Maintenance of Insurance.

(a) Borrower will insure its properties and assets, including without limitation the Collateral, against loss or damage by insurable hazards with reputable and financially sound insurers, all as reasonably determined necessary or acceptable by Lender (each such insurance policy is an “Insurance Policy”). Borrower will ensure that each Insurance Policy complies with the requirements set forth on Exhibit 4.5. Borrower will take all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including providing Lender with the address and/or GPS coordinates of the Improvements and each other structure on the Land, and, to the extent required, obtaining flood insurance for such Improvements, property, structures and contents prior to assets becoming Collateral, and thereafter maintaining such flood Insurance Policy in full force and effect for so long as required by the Flood Laws.

(b) Borrower will pay, within ten (10) Business Days after demand therefor, the cost and expense of any third party insurance consultants retained by Lender with respect to the insurance coverage to be maintained by Borrower with respect to the Project and Borrower’s obligations under this Agreement.

(c) Borrower will require that the Contractor and all subcontractors maintain liability insurance coverage in amounts acceptable to Lender. All parties engaged in work on the Improvements will maintain statutory workers’ compensation and, if required by Law, disability insurance in force for all workers on the job.

(d) Borrower will cause the Architect and the Civil Engineer to obtain and maintain professional liability insurance during the period commencing on the date of the Architect’s Agreement and/or the Civil Engineer’s Agreement, in each case, as applicable, and expiring no earlier than three (3) years after occupancy of the Project. Such insurance will be in an amount required by Lender on a per claim and aggregate basis. Lender acknowledges and agrees that the professional liability insurance coverage of the Architect of $2,000,000 per claim and in the aggregate and the professional liability insurance coverage of the Civil Engineer of $3,000,000 per claim and $5,000,000 in the aggregate in place as of the Closing Date is acceptable.

4.6 Notice. Borrower will give prompt written notice to Lender of (a) any action or proceeding instituted by or against any Loan Party which constitutes a Potential Default or an Event of Default; (b) a default by any Loan Party under any other material contract, instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound, which default could be reasonably expected to result in a Material Adverse Effect, a Potential Default or an Event of Default or (c) a default by Borrower under the Project Covenant Documents.

4.7 Payment of Costs. Borrower will pay promptly, or cause to be paid promptly, all costs incurred in connection with constructing the Improvements as and when the same become due and payable, paying for the same with the Equity Contribution, the proceeds of the Loan advanced from time to time and Borrower’s own funds as provided in this Agreement.

4.8 Construction and Development Documents, and the Project Covenant Documents. On or prior to the Initial Construction Disbursement, Borrower will have delivered to Lender the Construction and Development Documents and the Project Covenant Documents. All Construction and Development Documents and Project Covenant Documents must be in form and content satisfactory to Lender.

4.9 Compliance With Construction and Development Documents, Project Covenant Documents and Other Agreements. Borrower will comply with the Construction and Development Documents and the Project Covenant Documents to which it is a party and in all material respects with all other obligations under other contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject. Borrower will cause the Improvements to be constructed in compliance with the Project Covenant Documents and all other agreements relating to the Project and any Leases and will perform all of its obligations under all of such agreements.

4.10 Interest Rate Hedge. Borrower may enter into an Interest Rate Hedge for all or any portion of the Loan on such terms and conditions as are acceptable to Lender. At Borrower’s request, PNC Capital Markets will provide a proposal for such Interest Rate Hedge.

4.11 Further Assurances. Borrower will, from time to time, at its expense, faithfully preserve and protect Lender’s lien on and security interest in the Collateral as a continuing first priority perfected lien, subject only to Permitted Encumbrances, and will take such other action as Lender in its sole discretion may deem to be necessary or advisable from time to time in order to preserve, perfect and protect the liens granted under the Collateral Documents, to exercise and enforce Lender’s rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Loan Documents.

4.12 Estoppel Certificates. Borrower will deliver within ten (10) Business Days after Lender’s written request a certificate duly executed and in form satisfactory to Lender, stating and acknowledging, to the best of Borrower’s knowledge, (i) the then unpaid principal balance, and interest due and unpaid, under the Loan and that there are no defenses, off sets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off sets, counterclaims or recoupments); (ii) that Borrower has kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; (iv) that no event has occurred or is threatened which if continued could permit the holder of any recourse indebtedness of Borrower or to which its property is subject to accelerate the maturity thereof or enforce any lien securing the same; and (v) that no litigation or administrative proceeding has been instituted by or against Borrower which if adversely determined could constitute a Material Adverse Effect (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to Borrower, the Loan or the Collateral as Lender may reasonably require.

4.13 Construction and Completion of Improvements. Borrower will commence construction of the Project on or before April 1, 2014 or such earlier date as may be required pursuant to the terms of any Project Covenant Documents and thereafter diligently and continuously prosecute the completion of construction of the Project in compliance with the Plans. The Plans must have been approved in accordance with applicable zoning ordinances, public and private building and use restrictions applicable to the Land and Improvements; and all other Laws, restrictive covenants or requirements of governmental authorities including the Project Covenant Documents and the Governmental Approvals and those of the appropriate board of fire underwriters or its equivalent and all other applicable agreement. Borrower will cause (a) Completion of Construction to occur on or before the Required Completion Date, subject to extension in Lender’s sole discretion as a result of the occurrence of a Force Majeure Event, and (b) the Improvements to be constructed in such a manner and on such a schedule so that at all times during the pendency of the Loan, the Inspecting Architect must be of the opinion that the Completion of Construction will occur on or prior to the Required Completion Date.

4.14 Preparation of Plans. Borrower will cause the Plans to be prepared by the Architect and approved by Borrower, the Contractor and the Architect. All Plans will be reviewed and determined to be satisfactory by the Inspecting Architect, have all Governmental Approvals and the approval of all other entities and Persons with a right to approve any aspect of the work, including without limitation, any parties to the Project Covenant Documents.

4.15 Changes in Construction and Development Documents.

(a) Except for Minor Change Orders, no changes in the Plans or the other Construction and Development Documents (including change orders) will be effective, unless approved in writing in advance by Lender, as described below. Lender’s approval will be required for changes in the Plans or the other Construction and Development Documents which are not Minor Change Orders.

(b) Borrower will obtain, at its sole cost and expense, all approvals or consents from other Persons of any changes in the Plans or other Construction and Development Documents (including change orders) that are required by Law or under any other agreement with respect to the Land or Improvements (including any Project Covenant Documents and the Governmental Approvals). Borrower will deliver to Lender and the Inspecting Architect any documentation required by Lender pertaining to any such change. Lender will respond within ten (10) Business Days after receipt by Lender and the Inspecting Architect of all documentation necessary to evaluate a requested change, and Lender will not approve any changes until Borrower has obtained all other approvals that Lender determines are required from other parties. If Lender determines that any change may increase the cost of completion of the Improvements in excess of the amount of any category as shown on the Development Budget (“Category”), Lender may demand that Borrower deposit additional funds sufficient to cover the increased costs as a condition to giving its approval, such funds to be held by Lender and disbursed in accordance with Article 6.

(c) At any time that Lender’s consent or approval is required with respect to the Plans, any of the other Construction and Development Documents, construction of the Improvements and the cost thereof, or changes to any of the foregoing, Lender may, without obligation, rely conclusively on the opinion of the Inspecting Architect.

4.16 Reserved.

4.17 Subcontractors. Borrower will furnish to Lender (a) on a monthly basis, a true and correct written schedule of all Major Subcontracts related to the Project which are in effect as of the date such schedule is delivered to Lender, which schedule must include the names, addresses, telephone numbers and primary contracts of all Major Subcontractors under said Major Subcontracts, the aggregate dollar amounts of the work covered or to be covered by said Major Subcontracts, a breakdown of the work covered or to be covered under each of said Major Subcontracts, and any additional information that Lender may reasonably request from time to time in connection therewith, and (b) upon the request of Lender, true and correct copies of all executed Major Subcontracts. The work to be performed under any contract will include no work other than that for the Improvements. All Major Subcontracts must be in form and content acceptable to Lender. Lender or the Inspecting Architect may contact the Contractor or any Major Subcontractor to verify any facts disclosed in the contracts.

4.18 Materials.

(a) Borrower will store on the Land or, subject to satisfaction of the conditions set forth in Exhibit 6.2(A) attached hereto offsite in a bonded warehouse, all materials, equipment, fixtures and articles of personal property purchased with Loan proceeds.

(b) Borrower will furnish to Lender from time to time as reasonably required by Lender evidence that all fixtures and equipment necessary for the operation of the Improvements have been or will be obtained and in place on the Completion Date with respect to all of the Improvements.

4.19 Repairs; Maintenance of Properties. Borrower must maintain and keep the Land and the Improvements and all properties and assets of Borrower in good working order and condition and make all necessary and proper repairs and replacements thereto.

4.20 Visitation; Inspection and Right to Stop Work.

(a) Loan Parties will permit any of the officers or authorized employees or representatives of Lender to examine, make excerpts from and audit their respective books and records and discuss their respective business affairs, finances and accounts with its officers, all in such detail and at such times and as often as Lender may reasonably request, provided, that unless a Potential Default or a Default exists, Lender will provide the respective Loan Party with reasonable notice prior to any visit or inspection and a reasonable opportunity to participate in such visit or inspection. Loan Parties will furnish Lender with convenient facilities for such visitations, inspections and audits.

(b) The officers or authorized employees and agents of Lender and the Inspecting Architect will have the right at any reasonable time to enter the Land and Improvements and inspect the construction work and all materials, plans, specifications and other matters relating to construction of the Improvements. Officers or authorized employees of Lender and the Inspecting Architect will also have the right to examine, copy and audit the books, records, accounting data and other documents of the Contractor relating to the construction of the Improvements and associated costs therewith. Borrower will reimburse Lender for out-of-pocket third party costs and expenses incurred by them in connection therewith.

(c) If Lender, in good faith, determines that any work or materials do not conform to the Plans or sound building practice or otherwise depart from any of the requirements of this Agreement, Lender may require the work to be stopped and may withhold Disbursements until the matter is corrected. Borrower will promptly correct any such nonconforming work or materials. No such action by Lender will affect Borrower’s obligation to complete the Improvements on or before the Required Completion Date.

(d) Lender has no duty to examine, supervise or inspect the Plans or the construction of the Improvements or to examine any books and records. Any inspection or examination by Lender or the Inspecting Architect is for the sole purpose of protecting the security interests granted in favor of the Lender and preserving its rights under this Agreement and the other Loan Documents. No default or breach of Borrower will be waived by any inspection by Lender or the Inspecting Architect, nor will any such inspection constitute a representation that there has been or will be compliance with the Plans or that the construction is free from defective materials or workmanship. Neither approval of the Plans nor any inspections or approvals of the construction of the Improvements or any other inspection constitutes a warranty or representation by Lender as to the adequacy or safety of construction or any physical condition or feature of the Project.

(e) Upon the occurrence of a Potential Default or an Event of Default, Lender has the right to require that construction of the Improvements be stopped.

4.21 Notice of Lien Claims. Borrower will promptly notify Lender in writing of any material dispute with any supplier of labor or materials or any proceeding against Borrower, including without limitation proceedings to assert or enforce mechanic’s, materialman’s or other involuntary Liens. Lender reserves the right to hold back Loan Disbursements in an amount equal to one hundred and twenty percent (120%) of any amount in dispute, or any portion thereof, until any such Lien or claim has been discharged by payment or bond.

4.22 Project Covenant Documents and Purchase Agreement.

Borrower will comply with its obligations under any applicable Project Covenant Documents and/or purchase agreement and will make all reasonable efforts to enforce the obligations of the other parties to any Project Covenant Documents or purchase agreement and Borrower will provide Lender with copies of any notices which Borrower may send or may be sent to Borrower pursuant to any Project Covenant Documents or purchase agreement promptly after the sending or receipt thereof by Borrower. Borrower will not terminate, amend or modify any Project Covenant Documents or the purchase agreement without the prior written consent of Lender.

4.23 Security Deposits. All security deposits delivered to Borrower under any Lease must be maintained by Borrower in accordance with applicable Law in an account with Lender, and those security deposits which are in the form of a letter of credit will be transferred and delivered to Lender and held by Lender pursuant to the Collateral Documents.

4.24 Use of Proceeds. Borrower will use the proceeds of the Loan only for the development and construction of the Improvements. Borrower will not use the proceeds of the Loan for any purposes which contravene applicable Law or any provision hereof.

4.25 Single Purpose Entity. Until the Obligations have been indefeasibly paid in full, Borrower’s Organizational Documents must provide that Borrower’s sole business purpose is the acquisition, ownership and operation of the real estate encumbered by the Mortgage. Borrower will at all times during the term of the Loan conduct its business affairs in compliance with its Organizational Documents.

4.26 Management of the Project. Borrower will manage the Project, including all marketing, leasing, collections, maintenance and servicing duties, in a competent and professional manner. Borrower will not enter into, materially modify or amend or otherwise modify or amend any of the economic terms, terminate or cancel any management agreement for the Project or agreements with agents or brokers, without the prior written approval of Lender.

4.27 Loan Rebalancing/Deposit of Funds by Borrower. If Lender in good faith at any time and from time to time determines that (a) the amount of the undisbursed Loan proceeds will not be sufficient to pay in full all costs set forth on the Development Budget, or (b) any amount shown in any Category will not be sufficient to pay in full the items to which such amount is allocated, then Lender may make demand on Borrower to: (i) deposit with Lender within ten (10) Business Days funds equal to any such insufficiency, with such funds to be held in an account with Lender in which Lender has a security interest, and/or (ii) increase the amount of the Equity Contribution. Lender has no obligation to make further disbursements until the demanded funds have been deposited by Borrower with Lender. Whenever Lender has any such funds on deposit, such funds are additional security for the Loan, and all disbursements will be made by Lender first from those funds until they are exhausted.

4.28 Project Covenants and Guarantor Financial Covenants.

(a) Borrower covenants and agrees that as of the month ending January 31, 2017, the Project shall have achieved a Debt Service Coverage Ratio of no less than 1.05 (the “Project Covenant”).

The Project Covenant shall be measured as of January 31, 2017 with Net Operating Income being calculated based on the annualized results for January, 2017, such compliance certified to Lender in the form of compliance certificate attached hereto as Exhibit 7.2(C) setting forth calculations substantiating compliance as of January 31, 2017, such compliance certificate to be delivered to Lender no later than forty-five (45) days following the month ending January 31, 2017.

(b) As a condition to the Initial Construction Disbursement, Borrower will deliver or cause Guarantor to deliver to Lender as additional collateral for the Loan either (i) an automatically renewing, irrevocable letter of credit in the amount of $800,000 in form and substance acceptable to Lender and issued by a financial institution acceptable to Lender (the “Letter of Credit”) or (ii) in lieu of such Letter of Credit, unencumbered cash, which is not subject to any Limiting Agreement or otherwise, in the amount of $800,000 to be deposited with

Lender in a Lender controlled account and pledged as collateral for the Loan. Such Letter of Credit or cash collateral, as applicable, shall be held by Lender until such time as the Project has achieved a Debt Service Coverage Ratio of no less than 1.25. So long as no Event of Default has occurred and is continuing, upon the Project achieving a Debt Service Coverage Ratio of 1.25 or greater, the cash collateral or Letter of Credit, as applicable, will be released and returned to Borrower or Guarantor, as the case may be. In the event that the bank issuing the Letter of Credit issues a notice of non-renewal of the Letter of Credit or the Letter of Credit is not otherwise renewed on or before the date which is thirty (30) days prior to such Letter of Credit’s then applicable expiration date and Borrower does not or Borrower does not cause to be deposited with Lender cash to be held as additional collateral for the Loan in lieu of the Letter of Credit in an amount equivalent to that of the Letter of Credit, in either such case, Lender shall have the right to draw upon the Letter of Credit and hold such proceeds as additional collateral for the Loan. Upon the occurrence of an Event of Default and continuance thereof, Lender shall have the right to draw upon the Letter of Credit or, if the Borrower has deposited or cause to be deposited cash with Lender in lieu of the Letter of Credit, and, at Lender’s option, apply such proceeds of the draw on the Letter of Credit or cash collateral on deposit with Lender, as the case may be, to the principal amount outstanding under the Loan and/or such other amounts due and payable under the Loan Documents, in such order as Lender may determine in its sole discretion.

(c) Guarantor shall be in compliance with the Guarantor Financial Covenants.

4.29 Keepwell. Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party will only be liable under this Section 4.29 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.29, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 4.29 will remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 4.29 constitute, and this Section 4.29 is deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

4.30 Anti-Money Laundering/International Trade Law Compliance. Each Covered Entity must comply with all Anti-Terrorism Laws. The Loan Parties must promptly notify the Lender in writing upon the occurrence of a Reportable Compliance Event.

4.31 Post-Closing Items. Borrower shall satisfy the Post-Closing Items (the “Post-Closing Items”) identified on Schedule 4.31 attached hereto within the applicable time period specified on Schedule 4.31.

5. NEGATIVE COVENANTS

Borrower hereby covenants and agrees that until the Obligations have been indefeasibly paid in full and all other Obligations have been performed and discharged and the Lender’s Commitment has terminated or expired, Borrower must comply or cause itself and the other Loan Parties to comply at all times with the following covenants:

5.1 Organizational Covenants.

(a) Borrower will not amend or modify in any material manner, or permit the material amendment or modification of any provision of its respective Organizational Documents without providing prior written notice to Lender and without obtaining the prior written consent of Lender.

(b) Except in the case of Permitted Transfers, Borrower will not, cause or permit sales, pledges, encumbrances, conveyances, transfers or assignments of interests in Borrower (whether owned directly or through other entities) without providing proving prior written notice to Lender and without obtaining the prior written consent of Lender.

As used herein, “Permitted Transfers” means:

(i) Any sale, conveyance, transfer or assignment of direct or indirect interest in CNL Growth Properties, Inc. (“CNL”) to any Affiliates of CNL or to any other Person so long as, the following conditions are satisfied:

A.	no Event of Default or Potential Default has occurred and is continuing;

B.	except in the case of a transfer or transfers of publicly traded stock, and issuances of stock to the public which is the subject of or is exempt from filing(s) with the U.S. Securities and Exchange Commission, Borrower provides reasonable prior written notice to Lender, provided that, in the event that Lender determines, in its sole but reasonable but judgment that a conflict of interest results or may result from any such sale, conveyance, transfer or assignment, it is understood and agreed that Lender shall promptly notify Borrower of such potential conflict of interest and that such sale, conveyance, transfer or assignment shall be made only with Lender’s prior written consent;

C.

Global Growth GP, LLC, a Delaware limited liability company (“Global Growth GP”) remains the general partner of Global Growth, LP, a Delaware limited partnership (“Global Growth LP’); Global Growth LP continues to own one hundred percent (100%) of the membership interest in GGT Gateway Holdings, LLC, a Delaware limited liability company (“GGT Gateway Holdings”) and maintains Control of GGT Gateway Holdings and GGT Gateway Holdings continues to be the managing member of Borrower; and

D.	following any such transfer all Covered Entities remain in compliance with the representations, warranties and covenants herein relative to Anti-Terrorism Laws.

(ii) Any sale, pledge, encumbrance, conveyance, transfer or assignment of direct or indirect interest in Crescent Multifamily Holdings, LLC, Guarantor and/or Parent to any Person.

(c) In no event shall Parent fail to (A) own one hundred percent (100%) of the membership interest in Guarantor and (B) Control the day to day operations of Guarantor.

(d) In no event shall Guarantor fail to own one hundred percent (100%) of the direct or indirect interest in Crescent Gateway Venture, LLC (“Crescent Gateway Venture”) and in no event shall Crescent Gateway Venture own less than forty percent (40%) of the membership interest in Borrower.

(e) Intentionally Omitted.

(f) Borrower will not dissolve, liquidate or wind up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person.

(g) Borrower will not engage in any business other than the business conducted on the date of this Agreement and business contemplated by this Agreement, will conduct and operate its business substantially as conducted and operated during the fiscal year which includes the date of this Agreement, and will not permit any material change in such business.

5.2 Construction. Loan Parties will not permit Construction of the Improvements (a) to be abandoned for a period in excess of fifteen (15) consecutive Business Days, or (b) to progress such that the Inspecting Architect is of the opinion that construction of the Improvements will not be complete on or before the Required Completion Date.

5.3 Transfer of Land and Improvements or Personalty. Borrower will not voluntarily or by operation of Law, directly or indirectly sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any nominal, beneficial or other interest in or to any part of the Land or the Improvements, or any part of any personalty located upon the Project or used or intended to be used in connection therewith, provided that Borrower may dispose of any worn-out personal property as long as the same is promptly replaced with personal property that is the functional equivalent of the replaced property within such time as could not impair the operation of the Project. Without the prior written consent of Lender, Borrower will not grant easements, rights-of-way or similar entitlements, nor will Borrower subject or submit the Land or the Improvements to any condominium regime, cooperative form of ownership, planned unit development scheme, property owners association or similar form of ownership structure or restriction. Notwithstanding the foregoing, Borrower has the power to consent to or execute all necessary documents and instruments in connection with (a) transfers of non-material portions of the Project to governmental authorities in connection with dedication of roadways or utilities for public use, and (b) grants of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and cable lines, electric lines or other utilities or for other similar purposes related to the Project; provided no such transfer, conveyance or encumbrance set forth in the foregoing clauses (a) and (b) will in Lender’s determination materially adversely affect the utility or operation of the Project or materially adversely affect the value of the Project and, provided further, any such documents and instruments are in form and substance reasonably acceptable to Lender. Any transaction which is prohibited under this Section 5.3 will be null and void to the extent permitted by applicable Law. Lender will not be under any obligation to allege or show any impairment of the Collateral, and may pursue any legal or equitable remedies for default.

5.4 Change in or Breach of Construction and Development Documents, Project Covenant Documents. Except in the case of Minor Change Orders with respect to the Plans and Construction and Development Documents, Borrower will not amend or modify any provisions of the Plans, Construction and Development Documents or the Project Covenant Documents without providing prior written notice, along with copies of such amendments or modifications, to Lender and obtaining the prior consent required by Section 4.15. Borrower will not commit or permit any act which could give rise to a breach of any term, covenant or condition to be performed under the Construction and Development Documents or the Project Covenant Documents or any other contract to which Borrower is a party or by which it is bound.

5.5 Leasing of Premises. Borrower shall not, without the prior written approval of Lender, enter into, amend, modify, or extend any Lease, provided that, Borrower may, without the prior written approval of Lender enter into, amend, modify or extend Leases entered into by Borrower and residential tenants for residential space at the Project pursuant to the standard lease form (without any material deviation therefrom), provided that the terms of any such amendment, modification and/or extension of any such residential Lease shall be consistent with terms provided for under the standard lease form (without material deviation therefrom). Borrower shall not, without the prior written approval of Lender, terminate any Lease, other than residential Leases upon a default by the tenant thereunder or otherwise in accordance with its terms. Borrower shall, upon request by Lender, provide Lender with a copy of all executed Leases.

5.6 Liens. Except for the Permitted Encumbrances, Borrower will not at any time (a) create, incur, assume or suffer to exist or be created, or permit any pledge of, or any deed of trust, mortgage, Lien (including any Lien or other encumbrance authorized by Environmental Laws), charge, security interest or encumbrance of any nature with respect to the Land or the Improvements, (b) assign, pledge or in any way transfer or encumber its rights to receive income from the Land or the Improvements or any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree to become liable to do so, or (c) except in the case of trash compactors and certain office equipment to be used at the Project, purchase, use, or allow the use of, any materials, furnishings, fixtures or equipment intended to become a part of the Improvements or otherwise included in the Plans which are under or subject to any lease or similar agreement whereby title, a Lien, a security interest, or the right to removal or repossession is reserved to or created in any other party, or which have been purchased upon a conditional bill of sale or to which Borrower does not have absolute and unencumbered fee title, unless previously authorized by Lender in writing.

5.7 Value of Collateral. Borrower will not take any action which could result in any material impairment of the value of any Collateral.

5.8 Disposition of Rents. Borrower will not consent to or permit or enter into any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any rents, income, issues, profits or other funds arising from or in connection with the Land and/or the Improvements, except as may be permitted by any Loan Document.

5.9 Indebtedness. Borrower will not, at any time create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents.

5.10 Dividends and Related Distributions. Until such time as the Project is generating excess cash flow after the payment of all principal and interest payments then due and payable with respect to the Loan, Borrower will not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests (the foregoing, collectively referred to herein as “Distributions”), provided that, at no time following the occurrence and during the continuance of an Event of Default may Borrower make or agree to become or remain liable to make or pay any such Distributions.

5.11 Employee Benefit Plan. No Loan Party will: (a) become an Employee Benefit Plan; (b) become a member of any ERISA Group; (c) establish or maintain any Employee Benefit Plan or contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code, and will not be required to establish, maintain or contribute to any of the foregoing; (d) become a party in interest within the meaning of Section 3(14) of ERISA with respect to any Employee Benefit Plan; or (e) permit the assets of Borrower to become “plan assets” of any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code within the meaning of Section 3(42) of ERISA and Section 2510.3-101 of Title 29 of the Code of Federal Regulations.

5.12 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use Loan proceeds to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations will not be derived from any unlawful activity.

6. CLOSING AND DISBURSEMENT MATTERS

6.1 Procedures.

(a) All Disbursements will be made by Lender, in accordance with the terms and conditions hereof. Lender will make up to two (2) Disbursements per month pursuant to Borrower’s Disbursement Request in the form attached hereto as Exhibit 6.1, if approved by Lender. Upon receipt of a Disbursement Request, Lender will cause an inspection to be made by the Inspecting Architect (if said inspection has not already been scheduled or completed prior to Lender’s receipt of the Disbursement Request) of the progress of construction. If Lender determines that all conditions to such Disbursement have been fulfilled, then Lender will approve such Disbursement Request.

(b) Subject to subsection (d) below, all Disbursements will be made, at Lender’s option, into the Project Account of Borrower maintained with Lender, directly (or jointly with Borrower, as Lender may elect) to such party or parties as have actually supplied labor, material or services in connection with the construction of the Improvements or to a title company or other escrow agent acceptable to Lender for disbursement to such third parties. Borrower will pay Lender’s standard charges for account maintenance and wiring of funds promptly upon being billed therefor. All Loan proceeds will be considered to have been advanced to and received by Borrower, and interest on the Loan proceeds will be payable by Borrower, from and after the deposit or advance of the Loan proceeds or any charge against Loan proceeds as provided in subsection (d) below.

(c) As a condition precedent to each Disbursement, Borrower will furnish or cause to be furnished to Lender the following documents with each Disbursement Request, in form and substance satisfactory to Lender:

(i) the form of Borrower’s Disbursement Request, together with an itemized disbursement request summary. Without limiting the foregoing, Borrower will submit copies of original, signed and notarized AIA Forms G702/703 (or such equivalent form as may be attached to the General Construction Contract) for the Contractor, copies of subcontractor invoices or AIA Forms G702/703 for costs included in such Disbursement Request and invoices for all soft costs included in such Disbursement Request. Invoices submitted with any Disbursement Request except the first Disbursement Request must not be dated prior to the date that is one hundred fifty (150) days preceding the date of the Disbursement Request;

(ii) lien releases confirming receipt of payment, in form and substance satisfactory to Lender, from the Contractor and all subcontractors covering all prior Disbursements;

(iii) lien releases in form and substance satisfactory to Lender, from the Contractor and all subcontractors covering the current requested Disbursement (subject to such conditions as Lender may deem acceptable in its sole discretion).

(iv) copies of any executed change orders, which have not been previously furnished to Lender and the pending change order log maintained by the Contractor;

(v) copies of Major Subcontractors’ contracts not previously furnished;

(vi) such other documentation as may be required by the title insurer to issue a Date Down Endorsement covering the amount of the requested Disbursement;

(vii) if any significant dispute arises between or among Borrower, Contractor, any subcontractor, any material supplier or any other party to a material contract, a written summary of the nature of such dispute; and

(viii) such other information that Lender may require to verify information contained in the Disbursement Request.

(d) Notwithstanding the provisions of subsection (c) above, Lender may elect in its sole discretion, to use the Loan proceeds to pay, as and when due, any Loan fees owing to Lender, interest on the Loan, reasonable fees and disbursements of the Inspecting Architect and Lender’s attorneys which are payable by Borrower as provided in the Loan Documents and such other sums as may be owing from time to time by Borrower to Lender with respect to the Loan or the transactions contemplated by the Loan Documents. Such payments may be made by recording a funding under the Loan in the amount of such payments.

(e) All Disbursements are evidenced by the Note and secured by the Collateral Documents.

6.2 Disbursement Amounts.

(a) The aggregate amount of all Disbursements is limited to the maximum amount of the Loan. The aggregate amount of the Loan for any Category is limited to the amount shown in the Development Budget for such Category, after adjustment for the expenditure of the Equity Contribution as shown on the Development Budget, taking into account any reallocation authorized by Lender pursuant to Section 6.3. Prior to Disbursement of any Loan proceeds, Borrower will have expended, for costs approved by Lender, sums at least equal to the Equity Contribution.

(b) Lender will make Disbursements to defray actual and reasonable costs approved by Lender and shown on the Development Budget for (i) labor performed on the Improvements and equipment and materials incorporated into the Improvements; and (ii) materials suitably stored on the Land, if approved by the Lender in its sole and absolute discretion; and (iii) materials stored off-site, provided the requirements set forth on Exhibit 6.2(A) are satisfied. The undisbursed balance of the Loan and the sums delivered and held by Lender pursuant to Section 4.27 may not at any time be less than the aggregate of (1) the amount reasonably estimated by Lender to complete the construction, development and financing of the Improvements, and (2) the Retainage.

(c) Disbursements for the Development Fee will be disbursed by Lender in accordance with this Section 6.2(c). Subject to the terms of this Agreement and the other Loan Documents, so long as no Event of Default has occurred and is continuing, the Development Fee (the “Development Fee”) due to Developer as set forth in the Development Budget shall paid to Developer as follows: (i) $325,000 of the Development Fee shall be payable and accrued as earned as of the Closing Date, (ii) $975,000 of the Development Fee shall be paid (or otherwise accrued as earned) in twenty-four (24) equal consecutive monthly installments of $40,625 each commencing in February, 2014 and (iii) an additional $250,000 of the Development Fee shall be earned and payable to Developer upon satisfaction of the conditions set forth in Section 4.1 of the Development Agreement.

(d) Intentionally Omitted.

(e) Intentionally Omitted.

(f) Lender is not obligated to make Disbursements after the Completion Date unless all of the conditions contained in Sections 6.4, 6.5 and 6.6 continue to be satisfied; provided, however, that in no event will Lender be obligated to make any Disbursement after the Expiration Date or during any Extension Period, if applicable.

(g) To the extent that a permit issued by an Official Body or a Governmental Approval is necessary to construct any portion of the Improvements for which Loan proceeds are being requested, the amounts allocated to the “hard cost” categories of the Development Budget applicable to such work will not be available for disbursement until the permit or Governmental Approval pertaining to such work has been validly issued, is in full force and effect and has been delivered to Lender and Inspecting Architect.

(h) Subject to the terms of this Agreement, so long as no Event of Default has occurred under the Loan Documents and the Development Budget remains in balance with adequate funds available in the Development Budget and in each line item Category within the Development Budget to complete the Project in accordance with the Plans, the amounts allocated to the “Contingency” category of the Development Budget may be disbursed or reallocated without the prior approval of Lender.

(i) The amounts allocated to “Interest Reserve” Category of the Development Budget shall not be subject to reallocation without the written consent of Lender. Interest Reserve draws by the Borrower shall be limited to the amount of interest expense during the applicable period less cash flow of the Project during such period plus the amount of any monthly tax reserves and insurance reserves with respect to the Project until such time as breakeven interest coverage of the Project is achieved.

6.3 Cost Information. If Borrower becomes aware of any change in the approved costs set forth in the Development Budget which could increase, change, or cause a reallocation of the costs as shown on the Development Budget, Borrower will immediately notify Lender in writing and promptly submit a proposed revised Development Budget to Lender. Lender has no obligation to make further Disbursements unless and until the revised Development Budget is approved in writing by Lender, such approval to be in Lender’s sole but reasonable discretion. .

6.4 Closing Conditions. Lender is not obligated to close the Loan or make any disbursement of Loan Proceeds until Borrower, at its sole cost and expense, has fulfilled all terms, provisions and conditions of this Agreement applicable thereto, including the delivery and approval of the items referred to on Exhibit 6.4 and satisfaction of the following conditions, all in a manner satisfactory to Lender:

(a) no portion of the Improvements have been damaged by fire or other casualty, and no condemnation or taking of the Land or the Improvements or any material portion thereof may be pending or threatened;

(b) Lender has received all duly executed Loan Documents on or before the Closing Date; and the Collateral Documents and other documents to be placed of record will have been duly recorded and filed in all appropriate offices;

(c) the security interest in all property described in the Collateral Documents has been duly perfected and is a valid and enforceable first lien;

(d) the Closing Fee and any other applicable fees have been paid to Lender on or before the Closing Date;

(e) except as specifically set forth on Schedule 8.10, all Governmental Approvals (other than those not obtainable until a later stage of construction) and all approvals under any Project Covenant Documents are in full force and effect, and no notices of violation or revocation with respect thereto have been received which have not been cured to the satisfaction of the applicable Official Body, in the sole determination of Lender;

(f) Lender has received, at Borrower’s expense, the Title Insurance Policy;

(g) Lender has received (i) evidence that the insurance coverage that Borrower is required to maintain under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Lender and its counsel and naming Lender as additional insured, mortgagee and lender loss payee; and (ii) evidence that Loan Parties have taken all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including without limitation providing Lender with the address and/or GPS coordinates of the Improvements and each other structure on the Land, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such assets becoming Collateral;

(h) no Event of Default or Potential Default exists under any Loan Document;

(i) no Material Adverse Effect has occurred; and

(j) the representations and warranties of Borrower contained in Article 8 are true and accurate on and as of the date of any requested Disbursement with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties will be true and correct on and as of the specific dates or times referred to therein), and Borrower has performed and complied with all covenants and conditions hereof.

6.5 Initial and Subsequent Construction Disbursements. Following the Closing Date, Lender will make Disbursements (the first of any such Disbursement is the “Initial Construction Disbursement” and any subsequent disbursements are each a “Subsequent Disbursement”), including the Retainage Disbursements referred to in Section 6.6, only when Borrower, at its sole cost and expense, has fulfilled all terms, conditions and provisions of this Agreement applicable thereto, including, without limitation the delivery and approval of the items referred to on Exhibit 6.5(A), and satisfaction of the following conditions, all in a manner satisfactory to Lender and which must occur on or before December 1, 2014.

(a) the conditions of Section 6.4 continue to be met;

(b) to the extent not delivered at Closing, Lender has received all duly executed Construction and Development Documents and any Project Covenant Documents.

(c) Lender has received effective lien waivers and releases (subject to such conditions as Lender may deem acceptable in its sole discretion) and their corresponding AIA Forms G702/703 (or such equivalent form as may be attached to the General Construction Contract) from the Contractor and all invoices or AIA Form G702/703 from subcontractors, suppliers and other Persons having a right to file a mechanic’s or materialman’s Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work completed through a date no earlier than thirty (30) days prior to the date of the Initial Construction Disbursement or Subsequent Disbursement, as applicable, together with any other information required by Lender from time to time, provided that, no invoices submitted with any Disbursement Request (except for the First Disbursement Request) may be dated prior to the date that is one hundred fifty (150) days preceding the date of such Disbursement Request;

(d) Lender has received a report satisfactory to Lender from the Inspecting Architect concerning its review of the Initial Construction Disbursement, or Subsequent Disbursement, as applicable, the Improvements, the Plans, the Construction Contract, the Development Budget, the Governmental Approvals and the construction schedule;

(e) within forty-five (45) days after the actual location of the foundation for the Improvements, the survey to be supplied in connection with the closing of the Loan will be updated to a current date and will show the location of the Improvements and the absence of any encroachment of the Improvements over any building, zoning, right-of-way or property boundary lines and will be otherwise satisfactory to Lender;

(f) Lender has received, at Borrower’s expense, a Date Down Endorsement;

(g) Lender has received written evidence to its satisfaction of the prior or contemporaneous funding of the Equity Contribution, including the expenditure thereof and

(h) All other Post-Closing Items required by Schedule 4.31 to be satisfied by the date of such Disbursement shall have been satisfied.

6.6 Retainage Disbursements.

(a) The amount of each Disbursement will be subject to Retainage in accordance with the provisions of the General Construction Contract, which Retainage will be ten percent (10%) and, upon achieving fifty percent (50%) completion, to the extent that Borrower has agreed to the same reduction under the General Construction Contract, will be reduced to five percent (5%) thereafter of costs incurred under the General Construction Contract, provided that no Retainage will be held back with respect to General Conditions Costs (as defined in the General Construction Contract), the Contractor’s Fee (as defined in the General Construction Contract) or any direct material purchases made by Contractor which are included within any Disbursement request.

(b) Lender will authorize the release of the Retainage only upon the satisfaction of the following conditions in a manner satisfactory to Lender, together with any other reasonable requirements, conditions, documentation and determinations of the Inspecting Architect:

(i) all conditions of Sections 6.4 and 6.5 continue to be met;

(ii) Lender has received a certificate of the Architect and Contractor to the effect, inter alia, that the Improvements have been completed in accordance with the Plans, all Laws and all Governmental Approvals, and the matters in such certificate have been verified by the Inspecting Architect;

(iii) the Certificate of Occupancy has been duly issued, and Lender has received a copy thereof;

(iv) Lender has received a Date Down Endorsement insuring the priority of the lien of the Mortgage in the full amount of the Loan and otherwise insuring that no encroachments exist over any building, zoning, right of way or property boundary lines;

(v) Lender and the title company issuing the Title Insurance Policy have received an as-built ALTA survey, showing the location of all applicable Improvements, easements, rights-of-way and other matters affecting the Land, certified to each and dated within sixty (60) days of delivery to Lender and such title company;

(vi) Lender has received effective lien releases and waivers (conditioned solely upon payment of Retainage amounts, provided that effective final lien releases and waivers will be delivered within thirty (30) days thereafter), and their corresponding forms G702/703, from the Contractor and all subcontractors, suppliers and other Persons having a right to file a mechanic’s or materialman’s Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work performed in connection with the construction and equipping of the Improvements, together with any other information required by Lender from time to time;

(vii) Lender has received tax receipts evidencing the payment of the current year’s real estate taxes and assessments to the extent such taxes and assessments are then due and payable;

(viii) Lender has received evidence satisfactory to Lender that the All Risk coverage insurance policy with respect to the Improvements is in full force and effect;

(ix) Intentionally Omitted;

(x) Lender has received the written consent of any and all third parties, including parties to any Project Covenant Documents, as may be reasonably required by Lender;

(xi) Lender has received a letter from Borrower whereby Borrower represents and warrants that Borrower has inspected the applicable Improvements and, to its knowledge, the Improvements have been completed substantially and in all material respects in accordance with the applicable Plans; and

(xii) if requested by Lender, Lender has received a detailed inventory certified by an Authorized Officer of Borrower, showing make, model, valuation and location of all fixtures and equipment (except fixtures and equipment of tenants) used in the operation or maintenance of any part of the Improvements.

(c) Notwithstanding the terms, conditions and provisions of subsections 6.6(a) and (b) above to the contrary, Lender shall release any Retainage, to the extent under the General Construction Contract Retainage is required to be released to any subcontractor, upon the final completion by such subcontractor of said subcontractor’s work with respect to the Project, all as determined by the Inspecting Architect and as evidenced and certified by such subcontractor in a payment receipt/lien release, in a form satisfactory to Lender.

6.7 Additional Security. As additional security for the Obligations, Borrower irrevocably assigns and grants to Lender a security interest in (a) all Loan proceeds now or hereafter held by Lender or any other financial institution, whether or not disbursed; (b) all funds now or hereafter deposited by Borrower with Lender under this Agreement, any of the other Loan Documents or for any other reason in connection with the Project, including amounts held in the Project Account, (c) all Governmental Approvals to the extent permitted by Law or by the terms thereof, and (d) all reserves, deferred payments, deposits, refunds, escrows, cost savings and payments of any kind relating to the construction of the Improvements. If an Event of Default exists, Lender, in addition to any other rights and remedies they may have under the Loan Documents or at Law or in equity, may use any of the property referred to above for any purpose, including without limitation the construction or financing of the Improvements or payment of the Obligations. Further, Borrower hereby assigns to Lender all of Borrower’s rights under the Construction and Development Documents, subject to the terms thereof, which rights Lender may exercise if an Event of Default exists. Such assignment is made for collateral purposes only and imposes no obligations upon Lender.

7. REPORTING REQUIREMENTS

7.1 Appraisals, and Title Reports.

(a) Appraisal. In addition to the Appraisal required prior to the Closing Date as set forth on Exhibit 6.54 attached hereto, and until the Obligations are repaid in full, Lender has the right at any time and from time to time to obtain an Appraisal with respect to the Project. Not more than once each calendar year any such Appraisal will be at the sole cost and expense of Borrower; provided however, if an Event of Default exists, Lender has the right to obtain any number of such Appraisals as they may require at the sole cost and expense of Borrower.

(b) Title Reports. In addition to the Date Down Endorsements required under Section 6 of this Agreement, Lender may request, at the sole cost and expense of Borrower, and Borrower will deliver within fifteen (15) days of such request, an updated title report on the Project, prepared and issued by the same title insurance company that delivered to Lender the Title Insurance Policy. If an Event of Default exists, Borrower will furnish such title reports, endorsements or policies as Lender require. If Borrower fails to deliver the title updates, reports, endorsements or policies required pursuant to this subsection 7.1(b), Lender may obtain such item(s), and Borrower hereby indemnifies Lender for any and all costs incurred.

7.2 Financial Reports. Until the Obligations are repaid in full, Loan Parties must furnish or cause to be furnished the financial reports and information listed on and within the time frame specified on Exhibit 7.2.

8. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as follows, and with each Disbursement Request such warranties and representations must be recertified to Lender as true and correct:

8.1 Due Formation, Capacity.

(a) Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to own or lease and operate properties, and to engage in the business it presently conducts and proposes to conduct. Borrower is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary. Borrower will not reorganize in another state.

(b) Guarantor is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to own or lease and operate properties, and to engage in the business it presently conducts and proposes to conduct. Guarantor is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary. Guarantor will not reorganize in another state.

8.2 Power and Authority. Each Loan Party has full power and authority to enter into, execute, deliver and carry out this Agreement, the other Loan Documents, the Construction and Development Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents, to own and operate the Project as a multifamily development, to perform its obligations hereunder and thereunder, and all such actions have been duly authorized by all necessary proceedings on its part. Each person executing any Loan Document on behalf of any Loan Party has been duly authorized to act on behalf of such Loan Party by all necessary proceedings.

8.3 Validity and Binding Effect. This Agreement, the other Loan Documents and the Construction and Development Documents have been duly executed and delivered by Loan Parties to the extent they are parties thereto. This Agreement, the other Loan Documents and the Construction and Development Documents constitute legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after delivery thereof by such Loan Party, enforceable against such Loan Party in accordance with their respective terms.

8.4 No Conflict. Neither the execution and delivery of this Agreement, the other Loan Documents, or the Construction and Development Documents, by any Loan Party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of a Loan Party, (ii) any Governmental Approval, any applicable Law, any Project Covenant Documents, or (iii) any material agreement, instrument, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which any Loan Party is bound or to which it is subject, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (except Liens granted under the Loan Documents).

8.5 Material Contracts. All material contracts, including without limitation any Project Covenant Documents, to which Borrower is a party are valid, binding and enforceable against Borrower and each other party thereto in accordance with such contract’s respective terms, and there is no default thereunder with respect to Borrower, or to Borrower’s knowledge with respect to other parties.

8.6 No Potential Default or Event of Default; Compliance with Instruments. No event or condition exists or will exist after giving effect to the Closing of the Loan, the Initial Construction Disbursement or Subsequent Disbursements which constitutes an Event of Default or Potential Default. No Loan Party is in violation of (a) any term of its Organizational Documents or (b) any material agreement or instrument to which it is a party or by which it or its properties may be subject or bound.

8.7 No Litigation or Investigations. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party at Law or in equity before any Official Body which individually or in the aggregate could question the capacity, ability or authority of any Loan Party to execute, deliver and perform the Loan Documents or the Construction and Development Documents to which it is a party, or if adversely determined could result in any Material Adverse Effect. None of the Affiliates of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could result in any Material Adverse Effect.

8.8 Financial Statements and Other Information.

(a) Borrower has delivered to Lender a proforma of the financial performance of the Borrower and Project derived from various assumptions of Borrower’s management, which financial proforma represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of Borrower’s management. Such financial proforma accurately reflect the liabilities of Borrower upon consummation of the transactions contemplated hereby as of the Closing Date.

(b) To Borrower’s knowledge, all surveys, plot plans and similar documents heretofore furnished by Borrower to Lender with respect to the Improvements are accurate and complete in all material respects as of their respective dates.

(c) All financial data and other information given to Lender by any Loan Party is accurate, correct and complete in all material respects.

8.9 Title Aspects. Borrower has good and marketable fee simple title to the Land, subject only to Permitted Encumbrances. Borrower has been granted all easements appropriate for the construction of the Improvements, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

8.10 Zoning, Governmental Approvals, Consents and Financing Statements.

(a) The development, construction, use and occupancy of the Improvements in accordance with the Plans will conform to all applicable Laws, Governmental Approvals, the Project Covenant Documents and all other covenants, conditions and restrictions contained in any deed, lease or other instrument or agreement covering or affecting all or any portion of the Project. Schedule 8.10 lists all Governmental Approvals required to commence site work with respect to the Project and to construct the Improvements, sets forth the status of such Governmental Approval and, to the extent any such Governmental Approvals are not in full force and effect as of the Closing Date, the expected date of receipt of such approvals.

(b) All consents, approvals, exemptions, orders or authorization of, or registration or filing with, any Official Body or any other Person required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement, the other Loan Documents or the Construction and Development Documents by any Loan Party, have been obtained or made on or prior to the Closing Date except for (a) the filing of financing statements, the Mortgage and the Assignment of Leases and Rents in the applicable state and county filing offices; and (b) as may be listed on Schedule 8.10. Each Loan Party hereby authorizes Lender to file all financing statements, together with any amendments or modifications thereof which Lender deems necessary or desirable to perfect, under the applicable Uniform Commercial Code, the security interest in the collateral described in the Mortgage, the other Loan Documents and this Agreement.

8.11 Plans. The Plans submitted to Lender with respect to the Project will be accurate, true and correct, and will be approved by each Official Body having jurisdiction over the Land and/or the Improvements and any others whose approval of the Plans, in whole or in part, may be called for by applicable undertakings of Borrower or by an applicable Law, rule, regulation or the like, each such Official Body or other party required to approve the Plans are set forth on Schedule 8.10.

8.12 Utilities; Public Improvements. All utility and municipal services necessary for the construction, completion, use and occupancy of the Improvements are available to the Land and have sufficient capacity to operate the Improvements for their intended purposes, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities. All impact, connection or other requisite fees for such services have been paid or are included in the Development Budget. All streets and easements necessary for the completion and operation of the Improvements for their intended purpose are available to the boundaries of the Land. All easements, streets, utilities and public improvements to be owned or maintained by any governmental or public body or authority have been completed, inspected and accepted by such parties or, if not, have been included in the Development Budget and will be completed, inspected and accepted by such parties on or before the Required Completion Date.

8.13 Security Interests. The liens and security interests granted or to be granted to Lender pursuant to this Agreement and the other Loan Documents constitute and will continue to constitute valid perfected Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or any other Law. Upon the filing of the applicable Loan Documents and financing statements relating to said liens and security interests in each office and in each jurisdiction where required in order to establish the liens and perfect the security interests described above, all such action as is necessary or advisable to establish said liens and perfect said security interests will have been taken and there will be no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to any such financing statements within six (6) months prior to each five (5) year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by Borrower, and the collateral secured by such Loan Documents is subject to no other Liens or encumbrances except for Permitted Encumbrances.

8.14 Liens. The Liens granted to Lender pursuant to the Mortgage and the Assignment of Leases and Rents will, upon proper recording, constitute a valid perfected first-priority Lien under applicable Law, on the Land, the Improvements and any other property, in whatever form, whether real, personal or otherwise, secured by the Mortgage and the Assignment of Leases and Rents. The Collateral is not subject to any Liens or encumbrances except for the Permitted Encumbrances. All action as is necessary or advisable to establish such Liens and their priority, including recordation of the Mortgage and the Assignment of Leases and Rents in the appropriate offices, will be taken promptly following the Closing Date, and upon execution, delivery and recordation of the Mortgage and the Assignment of Leases and Rents, there will be no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

8.15 Compliance with Laws. Each Loan Party is in compliance with all applicable Laws in all jurisdictions in which such Loan Party is presently or will be doing business.

8.16 Construction and Development Documents and Project Covenant Documents. Lender and the Inspecting Architect have been furnished copies of all Construction and Development Documents and Project Covenant Documents. The Construction and Development Documents and Project Covenant Documents constitute all agreements executed by or for the benefit of Borrower in connection with the Project. The Construction and Development Documents and Project Covenant Documents cover all work and services necessary or desirable for the design of the Project, including all work and services necessary for the Improvements to be completed in accordance with all Governmental Approvals and any and all requirements of applicable Law. Except with respect to work being done with respect to the storm system for which the Borrower has entered into that certain Declaration of Easement to be recorded prior to the recording of the Mortgage, no work or construction of any kind is to be performed pursuant to the Construction and Development Documents or Project Covenant Documents on any property owned by others or within any easement or right-of-way.

8.17 Development Budget. The Development Budget attached as Schedule 8.17 is true, correct and complete, shows all sources and uses of funds and provides for all costs and expenses to be incurred in connection with the acquisition and development of the Land, the construction and equipping of the Improvements, all financing fees and interest expenses on the Loan through the Expiration Date (without any extensions), and all other items of cost and expense to be incurred in connection with the design and construction of the Improvements, the leasing of the Improvements and the closing of the Loan, including without limitation all costs and expenses to be incurred pursuant to the Construction and Development Documents and Project Covenant Documents.

8.18 Insurance and Bonds. The properties of Borrower are insured pursuant to Insurance Policies and other bonds which are valid and in full force and effect and which provide adequate coverage from insurers acceptable to Lender in amounts sufficient to insure the assets and risks of Borrower in accordance with prudent business practice. Borrower has taken all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including without limitation by providing Lender with the address and/or GPS coordinates of the Improvements and any other structure located on the Land, and, to the extent required by Lender or applicable Law, obtaining flood insurance for such Improvements, property, structures and contents prior to such assets becoming Collateral. No notice has been given or claim made and no grounds exist to cancel or void any of such Insurance Policies or bonds or to reduce the coverage provided thereby.

8.19 Solvency. All Loan Parties are Solvent as of the Closing Date and will be Solvent after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the security interests granted therein and the payment of all fees, costs, expenses and the like related thereto.

8.20 Employee Benefit Plans. No Loan Party (a) is or will become an Employee Benefit Plan or a member of any ERISA Group; (b) is or will be required to establish or maintain any Employee Benefit Plan or contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or any multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code; or (c) is or will become a party in interest within the meaning of Section 3(14) of ERISA with respect to any Employee Benefit Plan. No assets of any Loan Party are “plan assets” of any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code within the meaning of Section 3(42) of ERISA and Section 2510.3-101 of Title 29 of the Code of Federal Regulations.

8.21 Use of Proceeds; Margin Stock. No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

8.22 Full Disclosure. No Loan Document, Construction and Development Document, Project Covenant Document, or any certificate, statement, agreement or other document furnished by any Loan Party to Lender in connection with the Loan contains any untrue statement, or is misleading due to such Loan Party’s omission of a material fact. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party, which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Lender prior to or on the date hereof in connection with the Loan.

8.23 Impositions. Borrower has timely filed returns for Impositions applicable to it, and payment has been made (or adequate provision for the payment thereof has been made) for all Impositions which have or may become due pursuant to said returns or to assessments received, prior to the date upon which any penalty or fine may be imposed, except to the extent that such Impositions are being contested in good faith by appropriate proceedings diligently conducted, and for which such reserves or other appropriate provisions have been made.

8.24 Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules become outdated or incorrect in any material respect, Borrower will promptly provide Lender in writing such revisions or updates as may be necessary or appropriate to update or correct such Schedules; provided that no Schedule will be deemed to have been amended or superseded by any such correction or update, nor will any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Lender, in its sole and absolute discretion, has accepted in writing such revisions or updates, provided further, subject to Section 6.3, Lender may in its discretion accept changes and updates to the Development Budget. Without limiting the foregoing, upon request of Lender with respect to any Schedule, Borrower will promptly provide Lender a written statement certifying that the information or disclosures on such Schedule remain current and correct in all material respects.

8.25 Investment Companies; Regulated Entities. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and will not become such an “investment company” or under such “control.” No Loan Party is subject to any other federal, local or state statute, rule or regulation limiting said Loan Party’s ability to incur Indebtedness for borrowed money.

8.26 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

9. DEFAULTS AND REMEDIES

9.1 Events of Default. The following are Events of Default under this Agreement (regardless of the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a) Borrower fails to make any principal payment due under the Loan, fails to make any of the deposits to the Project Account or other deposits required under this Agreement or fails to pay any interest on the Loan or any other scheduled payment owing hereunder or under the other Loan Documents after such principal, Project Account or other deposit, interest or other scheduled payment becomes due and payable in accordance with the terms of this Agreement or the applicable Loan Document;

(b) any Loan Party makes a representation or warranty which was false or misleading in any material respect as of the time it was made, renewed or furnished in any Loan Document or any certificate, other instrument or written statement delivered pursuant to the provisions of any Loan Document;

(c) any Loan Party fails to comply with any covenant or obligation contained in any Loan Document which calls for the payment of money, other than those monetary defaults expressly referred to in subsection (a) above, and does not cure such failure within ten (10) days after written demand by Lender;

(d) any Loan Party fails to comply with any covenant or obligation contained in this Agreement or any other Loan Document other than (i) defaults or Events of Default under the Note or the Mortgage, or (ii) those defaults expressly referred to in the other subsections of this Section 9.1, and does not cure such failure within thirty (30) days (or any shorter period of time for cure specified in any Loan Document) after the earlier of (A) such Loan Party’s knowledge of such failure to comply; or (B) written notice thereof by Lender to Borrower (such grace period to be applicable only in the event such default can be remedied by corrective action of Borrower as determined by Lender in its sole discretion), provided that, in the event that such default cannot be remedied with reasonable due diligence during such thirty (30) day period, such default shall not constitute an Event of Default so long as the applicable Loan Party continues with reasonable due diligence to attempt to remedy the same for such additional period of time as may be required not to exceed a total of sixty (60) days following the earlier of the date of such Loan Party’s knowledge of such default or the giving of the written notice referred to above by Lender;

(e) any representation or warranty contained in Section 8.26 is or becomes false or misleading at any time, or any breach of or non-compliance with Sections 4.30 or 5.12.

(f) any Loan Party fails to comply with Sections 4.13, 4.24, 4.27,4.28, 4.31, 5.1, 5.3, 5.6 (subject to the provisions of Section 9.1(i) below), 5.8, 5.9, 5.10 or 5.11;

(g) a default by any Loan Party occurs under the Construction and Development Documents or any Project Covenant Document and such default is not cured within any applicable cure period;

(h) any Loan Party ceases to be Solvent;

(i) any Lien or encumbrance, other than a Permitted Encumbrance, is entered against the Land or Improvements and such Lien or encumbrance is not discharged, vacated or bonded within thirty (30) days after the earlier of (i) Borrower’s actual knowledge of the filing thereof (which may be by notification from Lender of the filing of such Lien) or (ii) Borrower’s receipt of a notice of filing thereof;

(j) a court having jurisdiction enters any judgment against Borrower in excess of $1,000,000 for the payment of money, or any judgment against any Guarantor for the payment of money in excess of $15,000,000 if in either case such judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry of such judgment(s);

(k) there occurs any uninsured or inadequately insured damage to or loss, theft or destruction of any of the Collateral including the Land and/or any of the Improvements in excess of $1,000,000 unless Borrower deposits into an escrow account with Lender, an amount equal to such uninsured or inadequately insured damage, loss, theft or destruction, such amounts deposited to such escrow to be held as additional collateral for the Loan and released to Borrower as such repairs are made;

(l) the Collateral or any assets of Borrower having a value in excess of $1,000,000, or any assets of Guarantor in excess of $15,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant, or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(m) any of the Loan Documents ceases to be a legal, valid and binding agreement enforceable against any Loan Party in accordance with the terms of such Loan Document or is in any way terminated (except in accordance with its terms) or becomes or is declared ineffective or inoperative or is in any way challenged or contested or ceases to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(n) any Person obtains an order or decree in any court of competent jurisdiction enjoining the construction of the Improvements or delaying construction of the same or enjoining or prohibiting Lender or any Loan Party from carrying out the terms and conditions of any Loan Document and such order or decree is not vacated or stayed within ten (10) days after the filing thereof;

(o) Intentionally Omitted;

(p) an Insolvency Proceeding is instituted seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding up or liquidation of its affairs, and such proceeding remains undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court enters a decree or order granting any of the relief sought in such proceeding;

(q) any Loan Party commences a voluntary Insolvency Proceeding, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action in furtherance of any of the foregoing;

(r) a Material Adverse Effect occurs;

(s) any action or proceeding is commenced to which Lender is made a party by reason of the execution of the Mortgage or the Note, or in which it becomes necessary for Lender to defend or uphold the lien of the Mortgage, or the priority thereof or possession of the Land and the Improvements, or otherwise protect the security under the Mortgage and such action or proceeding is not dismissed within thirty (30) days of the commencement thereof;

(t) Borrower fails to satisfy the conditions precedent for the funding of the Initial Construction Disbursement on or before December 1, 2014; and/or

(u) If Lender is holding the Letter of Credit as additional collateral for the Loan and the issuer of the Letter of Credit is no longer acceptable to Lender and either (i) a replacement Letter of Credit, in form and substance satisfactory to Lender, is not issued by a financial institution reasonably acceptable to Lender or (ii) Borrower does not or does not cause Guarantor to deposit with or cause to be deposited with Lender cash to be held as additional collateral for the Loan in an amount equivalent to that of the Letter of Credit, in either case, within thirty (30) days following written notification to Borrower by Lender.

9.2 Remedies. Upon the occurrences described below, Lender may exercise any or all of the following rights and remedies:

(a) If an Event of Default exists and continues:

(i) If such Event of Default is specified in Sections 9.1(p) or 9.1(q), the Lender’s Commitment immediately and automatically terminates and Lender has no further obligation to make Disbursements, and the Loan, all accrued and unpaid interest thereon, and all other Obligations immediately become due and payable.

(ii) If such Event of Default is specified in any clause in Section 9.1 except Sections 9.1(p) or 9.1(q), Lender may take one or more of the following actions: (x) terminate the Lender’s Commitment, whereupon Lender is under no further obligation to make Disbursements; (y) declare the unpaid principal amount of the Loan then outstanding and all accrued and unpaid interest thereon and all other Obligations to be due and payable, whereupon the same will immediately become due and payable to Lender; and (z) exercise any and all remedies and other rights provided pursuant to any Loan Document, at Law or in equity, including, without limitation, draw on the Letter of Credit and apply such proceeds or the proceeds of any cash collateral held in lieu of such Letter of Credit to amounts outstanding under the Loan Documents. Except as otherwise provided in this Section 9.2, each Loan Party expressly waives presentment, demand, protest and all other notices of any kind. Borrower hereby expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar Laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(iii) Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits of Borrower (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower or any Loan Party now or hereafter existing under any Loan Document to Lender or its Affiliates, irrespective of whether or not Lender or any such Affiliate will have made any demand under any Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section 9.2 are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice will not affect the validity of such setoff and application.

(iv) Whether or not the maturity of the Loan has been accelerated pursuant to any of the foregoing provisions of this Section 9.2, Lender may proceed to protect and enforce Lender’s rights by suit in equity, action at Law and/or other appropriate proceeding, for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount becomes due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Lender.

(b) From and after the date on which Lender has taken any action pursuant to this Article 9 and until all Obligations have been paid in full, any and all proceeds received by Lender from any disposition of any Collateral or the exercise of any other remedy by Lender, will be applied as follows:

(i) First, to reimburse Lender for any additional compensation due pursuant to Section 3.12 and for out-of-pocket costs, expenses and disbursements, including without limitation, reasonable attorneys’ and paralegals’ fees and legal expenses incurred by

Lender in connection with realizing on any Collateral or collection of any obligations of Loan Parties under any of the Loan Documents, including advances made subsequent to an Event of Default by Lender for the maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral.

(ii) Second, to the repayment of all Obligations in the order determined by Lender in its discretion as to principal, interest, fees or other amounts; and

(iii) Third, the balance, if any, as required by Law.

Notwithstanding anything to the contrary herein, no Swap Obligations of any Non-Qualifying Party are to be paid with amounts received from such Non-Qualifying Party under any of its Guaranties (including sums received as a result of the exercise of remedies with respect to such Guaranties) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, to the extent possible, appropriate adjustments are to be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth herein.

(c) In addition to all of the rights and remedies contained in this Agreement and the other Loan Documents, including without limitation the right to appoint a receiver and all other rights described in the Mortgage, Lender has all of the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable Law, all of which rights and remedies are cumulative and nonexclusive, to the extent permitted by Law.

(d) Lender may enter the Land and Improvements and take any and all actions necessary in its judgment to (i) secure, protect and preserve the Improvements and any materials or supplies located on the Land, (ii) complete in part or in full the construction of the Improvements, including, but not limited to, making changes in the Plans, and entering into, and, subject to the terms thereof, modifying or terminating the Construction and Development Documents and other contractual arrangements. If Lender elects to continue with the construction of the Improvements, Lender will not assume any liability to Borrower or any other Person for completing the Improvements or for the manner or quality of construction of the Improvements, and Borrower expressly waives any such liability. Borrower irrevocably appoints Lender as its attorney-in-fact, with full power of substitution, to complete the Improvements in Borrower’s name or Lender may elect to complete construction in its name. Borrower will cooperate with Lender in hiring a third party manager and/or contractor for the Project. In any event, all sums actually expended by Lender in completing construction or otherwise exercising its rights hereunder or under the other Loan Documents will be secured by the Mortgage and all other Collateral Documents and will bear interest at the Default Rate.

9.3 Notice of Sale. Any notice required to be given by Lender of a sale, lease, or other disposition of any Collateral or any other intended action by Lender, if given five (5) Business Days prior to such proposed action, constitutes commercially reasonable and fair notice thereof to Borrower.

10. MISCELLANEOUS

10.1 Modifications, Amendments or Waivers. Except as may be otherwise provided in any Loan Document, Lender and Borrower may from time to time enter into written agreements amending or changing any provision of any Loan Document or the rights of Lender or Loan Parties hereunder or thereunder, and Lender may grant written waivers or consents to a departure from the due performance of the obligations of Loan Parties hereunder or thereunder. Such agreements, waivers or consents will bind all Loan Parties. Guarantor hereby expressly and knowingly acknowledges, consents and agrees that Lender is entitled to do any or all of the forgoing, at any time and from time to time, without notice to or the consent of Guarantor, notwithstanding that any of the forgoing increases the risk to the Guarantor.

10.2 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of Lender in exercising any right, power, remedy or privilege under any Loan Document will affect any other or future exercise thereof or operate as a waiver thereof, nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of Lender under any Loan Document are cumulative and not exclusive of any rights or remedies which they could otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Lender with respect to any breach or default under any Loan Document or any waiver of any provision or condition of any Loan Document must be in writing and will be effective only to the extent specifically set forth in such writing.

10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower will pay all out-of-pocket expenses incurred by Lender and its Affiliates, including the fees, charges and disbursements of counsel for Lender, in connection with (i) the preparation, negotiation, execution, delivery and administration of the Loan Documents, or any amendments or modifications thereto or waivers of the provisions thereof, whether or not the transactions contemplated thereby are consummated, and (ii) the enforcement or protection of Lender’s or such Affiliate’s rights (A) in connection with the Loan Documents, or (B) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Indemnification by Borrower. Borrower will indemnify Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties of their respective obligations thereunder or the consummation of the transactions contemplated thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by a third party or by any Loan Party, and regardless of whether any

Indemnitee is a party thereto; provided that such indemnity will not be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower agrees that it will not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan, or the use of the proceeds thereof. No Indemnitee is liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, Electronic Format or other information transmission systems in connection with any Loan Document or the transactions contemplated thereby.

(d) Payments. All amounts due under this Section 10.3 are payable not later than ten (10) days after demand therefor.

10.4 Holidays. Whenever payment of any portion of the Loan is due on a day that is not a Business Day such payment will be due on the next Business Day (except as provided in Section 3.2 with respect to LIBOR Interest Periods under the LIBOR Option) and such extension of time may be included in computing interest and fees, except that the Loan will be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loan) will be stated to be due on a day which is not a Business Day, such payment or action must be made or taken on the next following Business Day, and such extension of time may not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Notices; Effectiveness: Electronic Communication; Platform.

(a) Notices Generally. All notices and other communications provided for herein must be in writing and delivered in Electronic Format (subject to Section 10.5(b) below), by hand or overnight courier service to the Loan Parties and Lender at the respective address set forth on Schedule 10.5. Notices sent by hand or overnight courier service are deemed to have been given when received.

(b) Electronic Format Communications. Notices and other communications to Lender hereunder may be delivered or furnished in Electronic Format pursuant to procedures approved by Lender. Lender or Borrower may in its discretion agree to accept notices and other communications hereunder in Electronic Format pursuant to procedures approved by the receiving party; provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding anything to the contrary contained herein, any notices or other communication sent to either Borrower or Lender by Electronic Format shall only be deemed given and shall only be effective upon acknowledgement of notice of receipt by the recipient.

(c) Change of Address, etc. Any party may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties given in accordance with this Section 10.5.

10.6 Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction such provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7 Duration; Survival. All representations and warranties of Loan Parties contained herein or made in connection herewith survive the making of the Loan or, to the extent explicitly set forth in any Loan Document, payment in full of the Obligations, and are not waived by the execution and delivery of this Agreement, any investigation by Lender, or the making of the Loan. All covenants and agreements of Loan Parties contained herein will continue in full force and effect from and after the date hereof until termination of the Lender’s Commitment and payment in full of the Obligations. All covenants and agreements of Borrower contained in any Loan Document relating to the payment of increased costs, additional compensation, expenses or indemnification survive payment in full of the Obligations.

10.8 Prior Understanding. This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.9 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement are binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Lender may, at its own cost, make assignments of or sell participations in all or any part of the Loan. Upon surrender of any note subject to such assignment, Borrower shall promptly execute and deliver a replacement note to the assignee in an amount equal to the amount of the Loan assumed by it and a new note to the assignor in an amount equal to the Loan retained by it. Nothing in this Agreement, expressed or implied, may be construed to confer upon any Person (other than the parties hereto, their respective successors, assigns and participants permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Certain Pledges; Successors and Assigns Generally. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment will release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

10.10 Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to any Affiliates and Related Parties of Lender, provided that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.10, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower any other Loan Parties, or any Affiliate of Borrower or any Loan Party, or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein; (h) with the consent of Borrower, or any other Loan Party whose consent is required; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.10, or (y) becomes available to Lender or any of its Affiliates on a not confidential basis from a source other than Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section 10.10 is considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain confidentiality as such Person could accord to its own confidential information.

10.11 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which when taken together constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement becomes effective only when Lender (i) executes this Agreement, and (ii) Lender receives counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in Electronic Format is as effective as delivery of a manually executed counterpart of this Agreement, provided that Lender retains the right to require delivery of an original signature page in addition to any signature delivered via Electronic Format.

10.12 Exceptions. The representations and warranties and covenants contained herein are independent of each other, and no exception to any representation, warranty or covenant will be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor will any such exceptions be deemed to permit any action or omission that could be in contravention of applicable Law.

10.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of Loan Parties and Lender. No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against Lender to obtain any proceeds of the Loan.

10.14 Authority to File Notices. Borrower appoints Lender as its attorney-in-fact, with full power of substitution, to file for record, at Borrower’s cost and expense and in Borrower’s name, any notices that Lender considers reasonably necessary or desirable to protect the Collateral; such appointment is coupled with an interest and is irrevocable.

10.15 Signs; Publicity. Borrower may, at Borrower’s expense, erect a sign or signs as reasonably approved by Lender upon the Land and Improvements at any reasonable location indicating the source of the development and construction financing. The announcement of, and the issuance of any publicity with respect to, the Loan and the transactions contemplated hereby will be subject to the prior written approval of Lender. To the extent permitted by Law and at the request of Lender, Borrower will install, at Borrower’s expense, a sign(s) of Lender’s choosing on the Land, stating that construction financing is provided by Lender. Any such sign(s) will be located at or near the entrance to the project or at another mutually acceptable location which will permit the viewing of the sign(s) by the public.

10.16 Interpretation. In the event of a conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement control.

10.17 Status of Parties. It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Loan Documents will be construed to constitute a partnership, joint venture or co-tenancy among Loan Parties or Lender.

10.18 Brokerage Fee. Loan Parties represent to Lender that no broker or other Person is entitled to a brokerage fee or commission as a result of Loan Parties’ actions or undertakings in connection with the financing of the Improvements and agree to hold Lender harmless from all claims for brokerage commissions which may be made as a result of such actions or undertakings, if any.

10.19 GOVERNING LAW; JURISDICTION; ETC.

(a) GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

(b) JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, CONTRACT, TORT OR OTHERWISE, AGAINST LENDER OR ANY RELATED PARTY OF LENDER, IN ANY WAY RELATING TO ANY LOAN DOCUMENT OR TRANSACTIONS RELATED TO ANY LOAN DOCUMENT, IN ANY FORUM OTHER THAN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN PHILADELPHIA COUNTY, OR OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF PENNSYLVANIA OR ANY STATE OR FEDERAL COURT WHERE THE PROJECT IS LOCATED, AND ANY APPELLATE COURT FROM ANY THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA OR FLORIDA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING IS CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY LOAN DOCUMENT AFFECTS ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.19. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5, EXCEPT THAT PROCESS MAY NOT BE SERVED BY ELECTRONIC MEANS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.20 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON COULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.20.

10.21 USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when Borrower opens an account, the bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the bank to identify Borrower, such as organizational documents. For some businesses and organizations, the bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

10.22 Time of Essence. Time is of the essence with respect to each obligation of Loan Parties and Lender hereunder.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 1 TO CONSTRUCTION LOAN AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement under seal, intending to be legally bound, as of the day and year first above written.

ATTEST/WITNESS:	BORROWER:

GGT CRESCENT GATEWAY FL VENTURE, LLC, a Delaware limited liability company

	By:	Crescent Gateway Venture, LLC, a Delaware limited liability company, its Operating Member

		By:	Crescent Communities, LLC, a Georgia limited liability company, its Manager

/S/ Davette H. Harper			By:	/S/ Brian J. Natwick (SEAL)
Name: Davette H. Harper				Name: Brian J. Natwick
Title: Sr Admin Assistant				Title: President- Multifamily Division

ATTEST/WITNESS:	LENDER:

PNC BANK, NATIONAL ASSOCIATION

/S/ Jo-Ann E. Randazzo	By:	/S/ Alice Endres
Name: Jo-Ann E. Randazzo		Name: Alice Endres
Title: Sales Admin – PNC		Title: Assistant Vice President

BORROWER ACKNOWLEDGMENT

STATE OF North Carolina	)
	)	ss:
COUNTY OF Mecklenburg	)

On this, the 24th day of January, 2014, before me, a Notary Public, the undersigned officer, personally appeared Brian J. Natwick, who acknowledged himself to be the President-Multifamily Division of Crescent Communities, LLC, a Georgia limited liability company, Manager of Crescent Gateway Venture, LLC, a Delaware limited liability company, Operating Member of GGT CRESCENT GATEWAY FL VENTURE, LLC, a Delaware limited liability company and that he, in such capacity being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said limited liability company, as such officer, in such limited liability company’s capacity as Manager of Crescent Gateway Venture, LLC, Operating Member of GGT CRESCENT GATEWAY FL VENTURE, LLC.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/S/ Davette H. Harper
Notary Public

My commission expires: November 27, 2016

LENDER ACKNOWLEDGMENT

STATE OF North Carolina	)
	)	ss:
COUNTY OF Mecklenburg	)

On this, the 28th day of January, 2014, before me, a Notary Public, the undersigned officer, personally appeared Alice Endres, who acknowledged herself to be an Assistant Vice President of PNC Bank, National Association, a national banking association, and that she, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said national banking association.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/S/ Stephanie O’Madigan
Notary Public

My commission expires: August 22, 2015

SCHEDULE 4.31

SCHEDULE OF POST-CLOSING ITEMS

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 8.10

CONSENTS AND APPROVALS

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 8.17

DEVELOPMENT BUDGET

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 10.5

NAMES, ADDRESSES, TELEPHONE NUMBERS, FACSIMILE NUMBERS AND

E-MAIL ADDRESSES OF LOAN PARTIES AND LENDERS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 2.4(A)

FORM OF EXTENSION NOTICE]

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 2.4(A) - 1

EXHIBIT 2.4(B)

FORM OF CERTIFICATE OF DEBT SERVICE COVERAGE RATIO

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 3.2 - A

LOAN INTEREST RATE REQUEST

[OPTION A: NOTICE OF CONVERSION TO OR

ELECTION OF LIBOR OPTION]

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 4.5

INSURANCE REQUIREMENTS:

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 4.8

INTENTIONALLY OMITTED

EXHIBIT 6.1

REQUEST FOR DISBURSEMENT

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.1 - 1

EXHIBIT 6.2(A)

OFF-SITE STORED MATERIALS REQUIREMENTS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.2(B)

STORED MATERIALS INVENTORY

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.2(C)

STORED MATERIALS AFFIDAVIT

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.4

ITEMS TO BE DELIVERED PRIOR TO CLOSING

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.5(A)

ITEMS TO BE DELIVERED PRIOR TO INITIAL AND SUBSEQUENT

CONSTRUCTION DISBURSEMENTS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.5(A)

EXHIBIT 6.5(A) - 1

FORM OF GENERAL CONTRACTOR’S CONSENT

[Omitted as not necessary to an understanding of the Agreement]

SCHEUDLE 1

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.5(A) - 2

FORM OF ARCHITECT’S [AND ENGINEER’S] CONSENT

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.5(A) - 3

FORM OF CERTIFICATE OF ARCHITECT [AND ENGINEER]

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE I

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 6.5(A) - 3

EXHIBIT 6.5(B)

DATE DOWN ENDORSEMENT OR OTHER EVIDENCE OF A CONTINUING TITLE

INSURED FIRST MORTGAGE LIEN

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 7.2

FINANCIAL REPORTS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 7.2(A)

INSTRUCTIONS FOR FINANCIAL REPORTING

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 7.2(B)

FINANCIAL REPORTING CERTIFICATE

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 7.2(C)

FORM OF QUARTERLY COMPLIANCE CERTIFICATE (BORROWER)

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 7.2(C)

EXHIBIT 7.2(D)

FORM OF QUARTERLY COMPLIANCE CERTIFICATE (GUARANTOR)

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT 7.2(D)